Exhibit 10.1

CREDIT AGREEMENT

Dated as of October 12, 2012

by and among

CAPLEASE DEBT FUNDING, LP,
as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 14.6,
as Lenders,

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent,
and

KEYBANC CAPITAL MARKETS,
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	1

Section 1.1	Definitions.	1
Section 1.2	General; References to Eastern Time.	23
Section 1.3	Financial Attributes of Non-Wholly Owned Subsidiaries.	24

ARTICLE II CREDIT FACILITY	24

Section 2.1	Reserved.	24
Section 2.2	Term Loans.	24
Section 2.3	Reserved.	25
Section 2.4	Reserved.	25
Section 2.5	Reserved.	25
Section 2.6	Rates and Payment of Interest on Loans.	25
Section 2.7	Number of Interest Periods.	25
Section 2.8	Repayment of Loans.	25
Section 2.9	Prepayments.	25
Section 2.10	Continuation.	26
Section 2.11	Conversion.	27
Section 2.12	Notes.	27
Section 2.13	Reserved.	27
Section 2.14	Extension of Maturity Date.	27
Section 2.15	Reserved.	28
Section 2.16	Reserved.	28
Section 2.17	Reserved.	28
Section 2.18	Funds Transfer Disbursements.	28

ARTICLE III PAYMENTS, FEES AND OTHER GENERAL PROVISIONS	29

Section 3.1	Payments.	29
Section 3.2	Pro Rata Treatment.	30
Section 3.3	Sharing of Payments, Etc.	30
Section 3.4	Several Obligations.	30
Section 3.5	Fees.	31
Section 3.6	Computations.	31
Section 3.7	Usury.	31
Section 3.8	Statements of Account.	32
Section 3.9	Defaulting Lenders.	32
Section 3.10	Taxes; Foreign Lenders.	33

ARTICLE IV BORROWING BASE ASSETS	34

Section 4.1	Eligibility of Borrowing Base Assets.	34
Section 4.2	Release of Borrowing Base Assets.	35
Section 4.3	Reserved.	35
Section 4.4	Frequency of Calculations of Borrowing Base.	35

ARTICLE V YIELD PROTECTION, ETC.	35

Section 5.1	Additional Costs; Capital Adequacy.	35
Section 5.2	Suspension of LIBOR Loans.	37
Section 5.3	Illegality.	37
Section 5.4	Compensation.	37

Section 5.5	Treatment of Affected Loans.	38
Section 5.6	Affected Lenders.	38
Section 5.7	Change of Lending Office.	39
Section 5.8	Assumptions Concerning Funding of LIBOR Loans.	39

ARTICLE VI CONDITIONS PRECEDENT	39

Section 6.1	Initial Conditions Precedent.	39
Section 6.2	Reserved.	42
Section 6.3	Reserved.	42

ARTICLE VII REPRESENTATIONS AND WARRANTIES	42

Section 7.1	Representations and Warranties.	42
Section 7.2	Survival of Representations and Warranties, Etc.	47

ARTICLE VIII AFFIRMATIVE COVENANTS	48

Section 8.1	Preservation of Existence and Similar Matters.	48
Section 8.2	Compliance with Applicable Law.	48
Section 8.3	Maintenance of Property.	48
Section 8.4	Conduct of Business.	48
Section 8.5	Reserved.	48
Section 8.6	Payment of Taxes and Claims.	48
Section 8.7	Books and Records; Inspections.	49
Section 8.8	Use of Proceeds.	49
Section 8.9	Environmental Matters.	49
Section 8.10	Further Assurances.	49
Section 8.11	Material Contracts.	50
Section 8.12	REIT Status.	50
Section 8.13	Exchange Listing.	50
Section 8.14	Reserved.	50
Section 8.15	Reserved.	50
Section 8.16	Pledged Assets.	50
Section 8.17	Performance and Compliance with Collateral.	50
Section 8.18	Delivery of Income.	50
Section 8.19	Distributions in Respect of Collateral.	51

ARTICLE IX INFORMATION	51

Section 9.1	Quarterly Financial Statements.	51
Section 9.2	Year-End Statements.	51
Section 9.3	Compliance Certificate.	52
Section 9.4	Other Information.	52
Section 9.5	Electronic Delivery of Certain Information.	55
Section 9.6	Public/Private Information.	55
Section 9.7	USA Patriot Act Notice; Compliance.	55

ARTICLE X NEGATIVE COVENANTS	56

Section 10.1	Financial Covenants.	56
Section 10.2	Negative Pledge.	57
Section 10.3	Restrictions on Intercompany Transfers.	57
Section 10.4	Merger, Consolidation, Sales of Assets and Other Arrangements.	58

Section 10.5	Plans.	58
Section 10.6	Fiscal Year.	58
Section 10.7	Modifications of Organizational Documents.	58
Section 10.8	Transactions with Affiliates.	58
Section 10.9	Derivatives Contracts.	59
Section 10.10	Servicing Agreements	59
Section 10.11	Extension or Amendment of Collateral.	59

ARTICLE XI DEFAULT	59

Section 11.1	Events of Default.	59
Section 11.2	Remedies Upon Event of Default.	62
Section 11.3	Remedies Upon Default.	63
Section 11.4	Marshaling; Payments Set Aside.	63
Section 11.5	Allocation of Proceeds.	63
Section 11.6	Reserved.	64
Section 11.7	Rescission of Acceleration by Requisite Lenders.	64
Section 11.8	Performance by Administrative Agent.	64
Section 11.9	Rights Cumulative.	65

ARTICLE XII THE ADMINISTRATIVE AGENT	65

Section 12.1	Appointment and Authorization.	65
Section 12.2	KeyBank as Lender.	66
Section 12.3	Collateral Matters; Protective Advances.	66
Section 12.4	Reserved.	67
Section 12.5	Approvals of Lenders.	67
Section 12.6	Notice of Events of Default.	67
Section 12.7	Administrative Agent’s Reliance.	68
Section 12.8	Indemnification of Administrative Agent.	68
Section 12.9	Lender Credit Decision, Etc.	69
Section 12.10	Successor Administrative Agent.	70
Section 12.11	Titled Agents.	70

ARTICLE XIII ADMINISTRATION AND SERVICING	70

Section 13.1	Agent.	70
Section 13.2	Reserved.	71
Section 13.3	Reserved.	71
Section 13.4	Duties of the Borrower.	71
Section 13.5	Authorization of the Borrower.	71
Section 13.6	Event of Default.	71
Section 13.7	Reserved.	72
Section 13.8	Reserved.	72
Section 13.9	Payment of Certain Expenses by Servicer.	72
Section 13.10	Pooling and Servicing Agreements.	72

ARTICLE XIV MISCELLANEOUS	72

Section 14.1	Notices.	72
Section 14.2	Expenses.	73
Section 14.3	Stamp, Intangible and Recording Taxes.	74
Section 14.4	Setoff.	74

Section 14.5	Litigation; Jurisdiction; Other Matters; Waivers.	74
Section 14.6	Successors and Assigns.	76
Section 14.7	Amendments and Waivers.	79
Section 14.8	Nonliability of Administrative Agent and Lenders.	80
Section 14.9	Confidentiality.	80
Section 14.10	Indemnification.	81
Section 14.11	Termination; Survival.	83
Section 14.12	Severability of Provisions.	83
Section 14.13	GOVERNING LAW.	83
Section 14.14	Counterparts.	84
Section 14.15	Obligations with Respect to Loan Parties.	84
Section 14.16	Independence of Covenants.	84
Section 14.17	Limitation of Liability.	84
Section 14.18	Entire Agreement.	84
Section 14.19	Construction.	84
Section 14.20	Headings.	85
Section 14.21	Reserved.	85
Section 14.22	Time	85

SCHEDULE 1.1(a)	Ahold Bensalem Participation
SCHEDULE 1.1(b)	B Notes
SCHEDULE 1.1(c)	NationsLink I/O Bond
SCHEDULE 1.1(d)	Representations and Warranties
SCHEDULE 1.1(e)	Exceptions to Representations and Warranties
SCHEDULE 1.1(f)	Collection Account
SCHEDULE 1.1(g)	Securities Account
SCHEDULE 1.1(h)	Loan Parties
SCHEDULE 1.1(i)	Permitted Liens
SCHEDULE 1.1(j)	Commitments
SCHEDULE 2.9	Required Monthly Principal Payments
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(g)	Indebtedness and Guaranties
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation
SCHEDULE 7.1(s)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Term Note
EXHIBIT G	Form of Compliance Certificate
EXHIBIT H	Form of Account Control Agreement
EXHIBIT I	Form of Assignments
EXHIBIT L	Form of Securities Account Control Agreement
EXHIBIT M	Form of Irrevocable Instructions

THIS CREDIT AGREEMENT (this “Agreement”) dated as of October 12, 2012 by and among CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 14.6 (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and KEYBANC CAPITAL MARKETS, as sole lead arranger and bookrunner (in such capacity, the “Lead Arranger”).

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrower a senior secured term loan in the amount of $10,000,000.00, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I  DEFINITIONS

Section 1.1           Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Account Control Agreement” means that certain letter agreement, dated as of the closing date, among the Borrower, the Administrative Agent and KeyBank substantially in the form of Exhibit H attached hereto, as amended, restated, modified or supplemented from time to time.

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Adjusted EBITDA” means, for any given period, (a) EBITDA, minus (b) Capital Reserves.

“Adjusted Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all Preferred Dividends paid or accrued by such Person during such period.

“Adjusted Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Adjusted EBITDA of the Loan Parties and their respective Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (b) Adjusted Fixed Charges of the Loan Parties and their respective Subsidiaries determined on a consolidated basis for such period.

“Administrative Agent” means KeyBank National Association as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of Borrower.

“Agreement Date” means the date as of which this Agreement is dated.

“Ahold Bensalem Participation” means that certain 7.24% Senior Secured Note Due 2020 in the original principal amount of $3,477,000.00 made by SBG Associates, L.P. which note is more specifically described on Schedule 1.1(a).

“A Note” means one of up to three promissory notes issued in connection with a commercial real estate loan secured primarily by the Underlying Mortgaged Property and an assignment of leases and rents on the Underlying Mortgaged Property.  An A Note shall be characterized by a first Lien against the Underlying Mortgaged Property and payments under the related leases and a first Lien (subordinate only to the related B Note) on any unsecured claim in bankruptcy for past due rents owing under the leases.  The Mortgage Loan Documents for the A Note include an intercreditor agreement which has been approved by the Administrative Agent in its discretion.

“A-1 Note” means one of up to three promissory notes issued in connection with a commercial real estate loan secured primarily by the Underlying Mortgaged Property and an assignment of leases and rents on the Underlying Mortgaged Property.  An A-1 Note shall be characterized by a first Lien (subordinate only to the related A Note) against the Underlying Mortgaged Property and payments under the related leases and a first Lien (subordinate to the related B Note and A Note) on any unsecured claim in bankruptcy for past due rents owing under the leases.  The Mortgage Loan Documents for the A-1 Note include an intercreditor agreement which has been approved by the Administrative Agent in its discretion.

“Allocated Term Loan Amount” means, for each item of Collateral, the outstanding principal amount of the Term Loan allocated to the related Collateral in accordance with the definition of Borrowing Base Value below.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means 3.00% for LIBOR Loans and 2.00% for Base Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Assignments” means the transfer of all of the Borrower’s rights and interests under the Mortgage Loan Documents pursuant to an assignment executed by the Borrower in blank, which assignment shall be in the form of Exhibit I and shall be otherwise satisfactory to the Administrative Agent in its discretion, as any such Assignments may be amended, restated, modified or supplemented from time to time.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (i) the rate of interest established by Administrative Agent, from time to time, as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Rate in effect from time to time, determined one Business Day in arrears, plus one half of one percent per annum, and (iii) the then-applicable LIBOR for one month interest periods, plus 1.00% per annum.

“Base Rate Loan” means a Loan (other than a LIBOR Loan) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“B Note” means one of up to three promissory notes issued in connection with a commercial real estate loan secured primarily by the Underlying Mortgaged Property and an assignment of leases and rents on the Underlying Mortgaged Property, which notes are more specifically described on Schedule 1.1(b).  A B Note shall be characterized by a first Lien (subordinate to the related A Note and A-1 Note) against the Underlying Mortgaged Property and payments under the related leases and a first Lien on any unsecured claim in bankruptcy for past due rents owing under the leases.  The Mortgage Loan Documents for the B Note include an intercreditor agreement which has been approved by the Administrative Agent in its discretion.

“Bond Investments” means notes, bonds, debentures or other similar instruments, including without limitation, CMBS, and CDO investments in senior, subordinate, and interest-only classes of loan securitizations or pass-through trusts and certificated mortgage loans.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrowing Base” means an amount equal to the sum of the Borrowing Base Values of the Borrowing Base Assets as determined and adjusted from time to time in accordance with Section 4.4.

“Borrowing Base Asset” means those certain notes and other assets that the Administrative Agent and the Lenders have agreed to include in calculations of the Borrowing Base pursuant to Section 4.1.

“Borrowing Base Certificate” means a report in substantially the form of Exhibit B, certified by a Responsible Officer of the Parent, setting forth the calculations required to establish the Borrowing Base Value for each Borrowing Base Asset and the Borrowing Base for all Borrowing Base Assets as of a specified date, all in form and detail satisfactory to the Administrative Agent.

“Borrowing Base Value” means, with respect to a Borrowing Base Asset, an amount equal to the following:

(i) with respect to the B Notes, the lesser of (i) 80% of the lower of (a) the book value of said Borrowing Base Asset, and (b) the remaining principal balance of said Borrowing Base Asset, and (ii) the Debt Yield Amount for said Borrowing Base Asset, plus

(ii) with respect to the Ahold Bensalem Participation, the lesser of (i) 80% of the lower of (a) the book value of said Borrowing Base Asset, and (b) the remaining principal balance of said Borrowing Base Asset, and (ii) the Debt Yield Amount for said Borrowing Base Asset, plus

(iii) with respect to the NationsLink I/O Bond, 65% of the book value of said Borrowing Base Asset (with said book value calculated as the sum of expected future payments on the bond discounted at a 10.4% IRR).

“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in Boston, Massachusetts or New York, New York are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Reserves” means, for any period and with respect to any:  (i) retail, industrial or office Property that is not less than ninety-five percent (95%) leased to a single-tenant under a triple net lease, an amount equal to (a) $0.10 per square foot times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365; or (ii) Property occupied by multiple tenants or a single-tenant under a lease other than a triple net lease, an amount equal to (a) $0.25 per square foot times, (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365.  If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of the Borrower, the Guarantor and their respective Subsidiaries and a proportionate share of all Properties of all Unconsolidated Affiliates.

“Capitalization Rate” means 8%.

“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Choice Property” means that certain real property owned in fee by a Subsidiary of Parent and located at 10720, 10750 and 10770 Columbia Pike, Silver Spring, Maryland, which property is leased by such Subsidiary principally to Choice Hotels International, Inc. as of the Agreement Date.

“Collateral” means the collective reference to the collateral described in the Security Documents which secures all Obligations (including, without limitation, the Term Loan).

“Collateral Default” means any Junior Interest included in the Collateral (a) that is thirty (30) or more days delinquent under the terms of the related Mortgage Loan Documents, (b) for which there is a non-monetary default (beyond any applicable notice and cure period) under the terms of the related Mortgage Loan Documents, (c) for which there is any breach of a representation or warranty under Schedule 1.1(d) which materially and adversely affects the value of the Junior Interest or (e) with respect to which the related Obligor is the subject of a bankruptcy or insolvency proceeding.

“Collection Account” means the account set forth on Schedule 1.1(f) established with KeyBank, which is established in the name of Borrower and subject to the Account Control Agreement and into which all Income shall be deposited. Funds in the Collection Account may be invested at the direction of the Administrative Agent in Cash Equivalents.

“Commitment” means, as to a Lender, such Lender’s Term Loan Commitment.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders; provided, however, that if at the time of determination the Commitments have been terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the “Commitment Percentage” of such Lender in effect immediately prior to such termination or reduction.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Construction-in-Process” or “CIP” means cash expenditures for land and improvements (including indirect costs internally allocated and development costs) determined in accordance with GAAP on all Properties that are under development or are scheduled to commence development within twelve months.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Convertible Senior Notes” means Parent’s 7.50% Convertible Senior Notes due 2027 with an aggregate outstanding principal amount of $35,009,000 as of June 30, 2012.

“Credit Event” means any of the following:  (a) the making (or deemed making) of any Loan, (b) the Conversion of a Loan, and (c) the Continuation of a LIBOR Loan.

“Credit Lease” means a lease related to and securing a commercial mortgage loan that is dependent principally on the payment by the related tenant or guarantor, if any, of lease or rental payments and other payments due under the terms of such lease and therefore the performance of the related tenant.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debt Yield” means, with respect to the Ahold Bensalem Participation, 15% and, with respect to the B Notes, 8.5%.

“Debt Yield Amount” means, with respect to a Borrowing Base Asset, (a) the quotient obtained by dividing (i) the NOI from the related Underlying Mortgaged Property, by (ii) the Debt Yield for such asset, less (b) the principal amount of any senior debt secured by the Underlying Mortgaged Property, on the last day of such time period; provided that the Administrative Agent shall use an annualized NOI number in the numerator.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” has the meaning given that term in Section 3.9.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Parent or any of its Subsidiaries (including the Borrower), any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, crosscurrency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of (a) net income (loss) of such Person for such period determined on a consolidated basis, in accordance with GAAP, excluding the following (but only to the extent included in determining net income (loss) for such period):  (i) depreciation and amortization (including amortization of deferred lease and loan costs and lease origination value); (ii) Interest Expense; (iii) income tax expense; (iv) asset impairment and restructuring charges; (v) Investment related lease termination income or expense; (vi) all non-cash charges and non-cash expenses related to grants of Equity Interests to, the exercise of options related to such Equity Interest by, and the purchase or redemption of such Equity Interest of such options from, employees and directors of Parent, Borrower or their respective Subsidiaries or the general partner and (vii) extraordinary or non-recurring gains and losses; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.  EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FAS 141. For purposes of this definition, nonrecurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect and amended from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the  receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Extension Request” has the meaning given that term in Section 2.14.

“Extraordinary Receipt” means any Income received by or paid to or for the account of any Loan Party relating to any item of Collateral and not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” has the meaning given to that term in Section 3.10(a).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain fee letter dated as of October 12, 2012, by and between the Borrower and the Administrative Agent.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“First Extended Maturity Date” means October 12, 2016.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all principal payments on Indebtedness made by such Person (net of any principal payments on Loan Investments or Bond Investments received by such Person) during such period (excluding balloon, bullet, early repayment or similar payments of principal which, in ease case, repays Indebtedness in full), plus (c) the aggregate of all Preferred Dividends paid or accrued by such Person during such period.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Adjusted EBITDA of the Loan Parties and their respective Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (b) Fixed Charges of the Loan Parties and their respective Subsidiaries determined on a consolidated basis for such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

 “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Intercompany Debt” means, mortgage loans or other loans that were both made by and are due to an entity that is owned by the Parent or its Subsidiaries (including the Borrower).

“Funds From Operations” means, for the prior trailing twelve month period, with respect to the Parent and its Subsidiaries:  (a) net income (loss) of the Parent and its Subsidiaries on a consolidated basis for such period, excluding gains (or losses) from debt restructuring and sales of property, plus (b) depreciation with respect to the Parent and its Subsidiaries’ real estate assets and amortization (other than amortization of deferred financing costs), plus (c) non-cash charges for the impairment of real estate assets for such period, minus (or plus) (d) extraordinary or non-recurring gains (and losses), all after adjustment for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnership and joint ventures will be calculated to reflect Funds From Operations on the same basis.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Guarantor” means collectively, CapLease, Inc., a Maryland corporation and Caplease, LP, a Delaware limited partnership.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by:  (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 and substantially in the form of Exhibit C.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Income” means with respect to the Collateral and to the extent of Borrower’s or the holder’s interest therein, at any time, all of the following:  all payments, collections, prepayments, recoveries, proceeds (including, without limitation, insurance and condemnation proceeds), Extraordinary Receipts and all other payments or amounts of any kind or nature whatsoever paid, received, collected, recovered or distributed on, in connection with or in respect of the Collateral or any other collateral for the Obligations, including, without limitation, principal payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions and all other distributions, payments and other amounts of any kind or nature whatsoever payable thereon, in connection therewith, or with respect thereto.

“Indebtedness” means, with respect to the Borrower, the Guarantor and their respective Subsidiaries, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services including trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivative Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); and (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability) or (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.  Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).  All Loans shall constitute Indebtedness of the Borrower.

“Indemnifiable Amounts” has the meaning given that term in Section 12.8.

“Indemnified Costs” has the meaning given that term in Section 14.10.

“Indemnified Party” has the meaning given that term in Section 14.10.

“Indemnity Proceeding” has the meaning given that term in Section 14.10.

“Initial Maturity Date” means October 12, 2015.

“Intellectual Property” has the meaning given that term in Section 7.1(t).

“Interest Expense” means, with respect to a Person and for any period, without duplication (a) total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Ownership Share of total interest expense (including capitalized interest not funded under a construction loan interest reserve account) of Unconsolidated Affiliates of such Person for such period.

“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select in a Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Irrevocable Instruction” means an irrevocable instruction letter in the form of Exhibit M hereto duly executed by the applicable Loan Party, as amended, restated, modified or supplemented from time to time.

“Junior Interest” means (a) a senior, pari passu or junior participation interest in one or more performing commercial real estate loans or (b) a senior, pari passu or junior note or certificate in an “A/B” or similar structure in one or more performing commercial real estate loans (including without limitation, an A Note and an A-1 Note and/or a B Note), in each case where the Underlying Mortgaged Property is stabilized and non-transitional.

“Junior Interest Document” means the original executed promissory note, Participation Certificate, Participation Agreement and any other evidence of a Junior Interest, as applicable.

“KeyBank” means KeyBank National Association, and its successors and assigns.

“Lender” means each financial institution from time to time party hereto as a “Lender” together with its respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Leverage Ratio” means, as of any date, the ratio of (i) Indebtedness of the Loan Parties and their respective Subsidiaries determined on a consolidated basis (exclusive of the Trust Preferred Securities) to (ii) Total Gross Asset Value of the Loan Parties and their respective Subsidiaries determined on a consolidated basis.

“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.00625%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 12:00 p.m. Eastern time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Loan (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day for one-month deposits in Dollars determined at approximately 12:00 p.m. Eastern time for such day (or if such day is not a Business Day, the immediately preceding Business Day).  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Note, the Guaranty, each other Security Document, and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter).

“Loan Investments” means, loans that the Loan Parties have made, including without limitation, loans that are generally secured by single-tenant, net-leased retail drug stores, retail centers, warehouse, and office properties.

“Loan Party” means Borrower, Parent, each other Person who guarantees all or a portion of the Obligations and/or who pledges any Collateral to secure all or a portion of the Obligations.  Schedule 1.1(h) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the Maturity Date.

“Material Adverse Effect” means a materially adverse effect on (a) the assets, liabilities, or financial condition of the Parent, Borrower and their respective Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Initial Maturity Date, the First Extended Maturity Date, the Second Extended Maturity Date, or any earlier acceleration thereof.

“Mortgage Loan Documents” means, with respect to any Borrowing Base Asset, the document or documents under which such Borrowing Base Asset arises or Lien relating to such Borrowing Base Asset is created or perfected, including, without limitation, any promissory note, note purchase agreement, credit agreement or loan agreement and any related agreements or documents (including, without limitation, any mortgage, security agreement, guaranty, indemnification agreement, servicing agreement, collateral trustee agreement, account control agreement or UCC financing statement).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“NationsLink I/O Bond” means that certain Class X bond from the NationsLink Funding Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-LTL-1.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Nestle Properties” means those certain real properties each owned as an estate for years in the land and fee title in the improvements by a Subsidiary of Parent, located at (i) 555 Nestle Way, Breinigsville, Pennsylvania, (ii) 2909 Pleasant Center Road, Fort Wayne, Indiana, and (iii) 2 Nestle Way, Lathrop, California, which properties are leased by the applicable Subsidiary to Nestle USA, Inc. as of the Agreement Date.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods):  (a) rents (recognized on a modified GAAP basis (no straight-lining of rents)) and other revenues received in the ordinary course from such Property (including expense recoveries and proceeds from rent loss or business interruption insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent and also excluding rent and rents and revenues made by a tenant (i) that is in default of its monetary or other material lease obligations beyond the cure period, if any or (ii) that is subject to either a voluntary or involuntary bankruptcy petition) minus (b) all expenses paid (excluding interest but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to, property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower, the Guarantor and their respective Subsidiaries and any management fees) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 1% of the gross revenues for such Property for such period.  Rental revenue for any Properties that pay rent semi-annually, annually or in any intervals other than monthly shall be adjusted to a monthly rent by dividing total calendar year rents by twelve (12).  Notwithstanding the foregoing, when calculating NOI for purposes of determining the Borrowing Base, NOI shall exclude rent payments made by a tenant:  (i) that is no longer in occupancy; (ii) that vacated its space during the three months prior to the date of determination (provided that the Borrower may include NOI from a tenant that took occupancy during the three month test period as if such occurred on the first day of the test period); (iii) that has given non-renewal notice, unless such notice is given more than three months prior to its lease expiration in which case such tenant may be included in NOI until three months prior to lease expiration; and (iv) that has less than three months of lease term remaining.  For the avoidance of doubt, the adjustments in the preceding sentence, however, shall not apply when calculating Property Portfolio NOI in order to determine compliance with financial covenants hereunder.  For purposes of this definition, NOI shall include such Person’s Ownership Share of the NOI of the Unconsolidated Affiliate of such Person.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“NIH Property” means that certain real property owned in fee by a Subsidiary of Parent and located at 6116 Executive Boulevard, Bethesda, Maryland, which property is leased by such Subsidiary principally to the United States Government and the National Institutes of Health as of the Agreement Date.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Term Note.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

“Obligor” means a Person obligated to make payments with respect to a Borrowing Base Asset.

“Off-Balance Sheet Obligations” means liabilities and obligations of the Parent or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor).

“OFAC” has the meaning given that term in Section 7.1(y).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate, (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate, or (c) such Person’s relative recourse interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate.  For example, if the Parent owns 25% of a Property but has structured a joint venture such that Parent receives 90% of the economic benefits from the project then the Ownership Share shall be equal to 90%.  Likewise if the Parent owns 25% of a Property but has recourse on the debt equal to 90%, the Ownership Share shall be equal to 90%.  If the Parent shall be acting as a general partner in any partnership, the Ownership Share shall be equal to 100%.

“Parent” means CapLease, Inc., a Maryland corporation.

“Participant” has the meaning given that term in Section 14.6(d).

“Participation Agreement” means, with respect to any Junior Interest, any executed participation agreement, sub–participation agreement, intercreditor, servicing, loan or administrative agreement or any agreement that is similar to any of the foregoing agreements under which the Junior Interest is created, evidenced, issued, serviced, administered and/or guaranteed.

“Participation Certificate” means, with respect to any Junior Interest, an executed certificate, note, instrument or other document representing the interest, participation interest or sub–participation interest granted under a Participation Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or (ii) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders; (f) Liens in favor of Borrower or Guarantor securing obligations owing by a Subsidiary of Borrower or Guarantor; (g) Liens in existence as of the Agreement Date as set forth on Schedule 1.1(i) attached hereto; and (d) in the case of the Junior Interests only and not Borrower’s interest therein, with respect to any Underlying Mortgaged Property, Liens which are permitted pursuant to the terms of the Mortgage Loan Documents.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pooling and Servicing Agreements” means any and all pooling and servicing agreements governing servicing and other matters entered into in connection with (a) the NationsLink I/O Bond, or (b) a securitization of one (1) or more interests that are senior, junior or pari passu with a Junior Interest.

“Post-Default Rate” means, in respect of any principal of any Loan outstanding when the Post-Default Rate is applied in accordance with Section 2, the rate otherwise applicable plus an additional four percent (4%) per annum and with respect to any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin plus four percent (4%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity issued by the Parent, Borrower or any of their respective Subsidiaries.  Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at 127 Public Square, Cleveland, Ohio 44114, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means any parcel of real property owned or leased (in whole or in part and including estate for years interests) or operated by Borrower, any Subsidiary or any Unconsolidated Affiliate of such Borrower and which is located in the continental United States of America.

“Property Portfolio NOI” means, as of a given date, the Net Operating Income for all Properties (including, fee, estate for years and leasehold interests) of the Parent and its Subsidiaries (including, the Borrower), but excluding Properties acquired during the two (2) most recent quarters.

“Property Release” has the meaning given that term in Section 4.2.

“Protective Advance” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower fails to do so when required:  (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 14.2.

“PSA Servicer” means a third party servicer (other than Borrower) servicing all or a portion of the Collateral under a Pooling and Servicing Agreement.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means S&P, Moody’s or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Recourse Indebtedness” means any Indebtedness that is not Nonrecourse Indebtedness.

“Recourse Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Recourse Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Parent, shall include (without duplication) the Parent’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates.

“Register” has the meaning given that term in Section 14.6(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requisite Lenders” means, as of any date, Lenders (which must include Administrative Agent) holding at least 66-2/3% of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Responsible Officer” means with respect to the Parent, the Borrower or any Subsidiary, the chief executive officer, the president, the chief financial officer, the chief investment officer and the general counsel of the Parent, the applicable Borrower or such Subsidiary.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any subordinated debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Second Extended Maturity Date” means October 12, 2017.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property and, in the case of the Parent, shall include (without duplication) the Parent’s Ownership Share of the Secured Indebtedness of any of its Unconsolidated Affiliates.

“Securities Account” means the securities account set forth on Schedule 1.1(g) established in the name of the Borrower into which the NationsLink I/O Bond shall be deposited, which Securities Account shall be subject to the Securities Account Control Agreement.

“Securities Account Control Agreement” means a letter agreement, among the Borrower, the Administrative Agent and KeyBank in the form of Exhibit L attached hereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security Document” means the Guaranty, the Assignments, the Securities Account Control Agreement, and any security agreement, pledge agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.  For the avoidance of doubt, “Security Document” shall not include any Derivatives Support Document.

“Servicing Agreement” means an agreement entered into by the applicable Borrower and a third party for the servicing of a Junior Interest.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (excluding Nonrecourse Indebtedness but including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay or otherwise satisfy its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

 “Tangible Net Worth” means, as of a given date, (a) the stockholders’ equity of the Parent determined on a consolidated basis in accordance with GAAP, plus (b) accumulated depreciation and amortization determined in accordance with GAAP, minus (c) the following (to the extent reflected in determining stockholders’ equity of the Parent:  (i) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (ii) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” has the meaning given that term in Section 3.10.

“Tenant” means a tenant under a Credit Lease.

“Term Loan” means a loan made by Lender to the Borrower pursuant to Section 2.2.

“Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make Term Loans on the Effective Date pursuant to Section 2.2, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(i) as such Lender’s “Term Loan Commitment Amount”.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit F, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Term Loan Commitment.

“Total Gross Asset Value” or “Total GAV” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Subsidiaries (including, the Borrower) on a consolidated basis:

(a)	unencumbered and unrestricted cash;

(b)	Property Portfolio NOI divided by the Capitalization Rate;

(c)
GAAP book value of the following (before depreciation and amortization):  (i) Properties acquired during the 2 most recent quarters, (ii) Unimproved Land, (iii) Loan Investments, (iv) Bond Investments, and (v) Construction-in-Process until the project is substantially complete which will be no longer than 18 months beyond commencement, and

(d)	GAAP book value of NIH Property, Nestle Properties and Choice Property.

NOI from Properties disposed of by the Parent during the fiscal quarter being tested shall be excluded from the calculation of Total GAV; however, Properties acquired by the Parent during the fiscal quarter being tested shall be included in the calculation of Total GAV in accordance with item (c) above.

“Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication):  (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and reimbursement obligations with respect to any letter of credit; (b) all accounts payable and accrued expenses of such Person; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation); (d) all unfunded obligations of such Person; (e) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on a balance sheet of such Person; (f) all contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person; (g) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; and (h) such Person’s Ownership Share of the Total Liabilities of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person but in any event shall not include intangible liabilities on real estate investments under FASB ASC 805 (formerly known as Statement of Financial Accounting Standards No. 141).  For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria.  For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Unconsolidated Affiliate, then only such Person’s Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person.

“Trust Preferred Securities” means those unsecured junior subordinated notes issued by Caplease, LP pursuant to a Junior Subordinated Indenture dated as of December 13, 2005 with an aggregate outstanding principal amount of $30,000,000 as of June 30, 2012.

“Type” with respect to any Loan refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Underlying Mortgage” means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon, securing a mortgage note or other similar evidence of indebtedness.

“Underlying Mortgaged Property” means (a) in the case of a Junior Interest, the mortgaged property securing such Junior Interest, and (b) in the case of the I/O Strip, the mortgaged properties or other collateral securing the mortgage loans or other debt obligations related to such security.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled to occur during the following twelve (12) months.

“Wells Fargo Loan” means that certain credit agreement, dated as of June 29, 2012, among CAPLEASE, LP, PREFCO DIX-NEUF LLC, PREFCO NINETEEN LIMITED PARTNERSHIP, CLF CANE RUN MEMBER, LLC, CLF CANE RUN LOUISVILLE, LLC, CLF LANDMARK OMAHA LLC, CLF DODGE OMAHA LLC, KDC BUSCH BOULEVARD LLC, and CLF 555 N DANIELS WAY LLC, as borrowers and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2           General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall, to the extent reasonably practicable, provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Eastern time.  Exhibits D and E attached hereto may be modified from time to time by Administrative Agent and Borrower as appropriate to facilitate the borrowings contemplated thereby.

Section 1.3           Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the compliance by the Parent or the Borrower with any financial covenant contained in any of the Loan Documents only the Ownership Share of the Parent or the Borrower, as applicable, of the financial attributes of an Unconsolidated Affiliate that is not a Wholly Owned Subsidiary shall be included.

ARTICLE II  CREDIT FACILITY

Section 2.1           Reserved.

Section 2.2           Term Loans.

Subject to the terms and conditions hereof, on the Effective Date, each Lender severally and not jointly agrees to make a Term Loan to the Borrower in the aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment.  Each Lender shall deposit an amount equal to the Term Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds, not later than 9:00 a.m. on the Effective Date.  Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified by the Borrower, not later than 12:00 noon on the Effective Date, the proceeds of such amounts received by the Administrative Agent.  The Borrower may not reborrow any portion of the Term Loans once repaid.  No Lender shall be responsible for the failure of any other Lender to make a Term Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Term Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Term Loan or to perform any other obligation to be made or performed by such other Lender.

Section 2.3           Reserved.

Section 2.4           Reserved.

Section 2.5           Reserved.

Section 2.6           Rates and Payment of Interest on Loans.

(a)           Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)            during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii)           during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans;

Notwithstanding the foregoing, while an Event of Default exists, at the election of Requisite Lenders the Borrower shall pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)           Payment of Interest.  All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the twentieth (20th) day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.7           Number of Interest Periods.

There may be no more than six (6) different Interest Periods for LIBOR Loans outstanding at the same time.

Section 2.8           Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans on the Maturity Date.

Section 2.9           Prepayments.

(a)           Optional.  Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty, provided that if Borrower may prepay the principal balance of the Loan to an amount below $250,000, then the Loan must be repaid in full.  The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan.  Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount, if less).

(b)           Mandatory.

(i)            Borrowing Base Overadvance.  If at any time the aggregate principal amount of all outstanding Loans exceeds the Borrowing Base, the Borrower shall within five (5) Business Days of the Borrower obtaining knowledge of the occurrence of any such excess, pay to the Administrative Agent for the account of the Lenders then holding Term Loan Commitments, the amount of such excess.  If such excess is not eliminated within five (5) Business Days of the Borrower obtaining knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon shall be immediately due and payable in full.

(ii)           Defaulted Collateral Prepayment. To the extent any Collateral is in a Collateral Default, the Borrower shall prepay the outstanding Term Loan, within one (1) Business Day of such Collateral Default, in an amount equal to Allocated Term Loan Amount for such item of defaulted Collateral which shall be applied to such defaulted Collateral.

(iii)           Scheduled Payments.  In addition to the payments required under the preceding subsections (b)(i) and (ii), Borrower shall make monthly principal payments, on the twentieth (20th) day of each month, to repay the Allocated Term Loan Amount in accordance with the principal payment terms set forth on Schedule 2.9.

(iv)           Application of Mandatory Prepayments.  Amounts paid under the preceding subsections (b)(i) and (ii) shall be applied to pay all amounts of principal outstanding on the Loans pro rata in accordance with Section 3.2.  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

Section 2.10         Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or the remaining outstanding principal amount of LIBOR Loans, if less), and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 p.m. Eastern time on the third (3rd) Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to provide a Notice of Continuation or to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11         Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists.  Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or the remaining outstanding principal amount of such Loan Type, if less).  Each such Notice of Conversion shall be given not later than 12:00 p.m. Eastern time three (3) Business Days prior to the date of any proposed Conversion.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12         Notes.

(a)           Notes.  The Term Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Lender in a principal amount equal to the amount of its Term Loan Commitment and otherwise duly completed.

(b)           Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c)           Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.13         Reserved.

Section 2.14         Extension of Maturity Date.

The Borrower shall have two (2) successive options to extend (each an “Option to Extend”) the Maturity Date, each for a period of one (1) year, the first such option to extend until the First Extended Maturity Date, and the second option to extend until the Second Extended Maturity Date, upon satisfaction of each of the following conditions precedent:

(a)           The Borrower shall provide the Administrative Agent with written notice of the Borrower’s request to exercise an Option to Extend not more than ninety (90) days but not less than forty-five (45) days prior to the Initial Maturity Date (or the First Extended Maturity Date, as applicable, in the event the Borrower elect to exercise the first Option to Extend pursuant to this Section) (the “Extension Request”);

(b)           As of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise an Option to Extend and as of the Initial Maturity Date (or the First Extended Maturity Date, as applicable), no Default or Event of Default shall have occurred and be continuing, and the Borrower shall so certify in writing;

(c)           All representations and warranties of the Borrower under this Agreement shall be true and correct in all material respects as of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise an Option to Extend and as of the Initial Maturity Date (or the First Extended Maturity Date, as applicable), and the Borrower shall so certify in writing;

(d)           The Borrower shall execute or cause the execution of all documents reasonably required by the Administrative Agent to effect the exercise of the Option to Extend; and

(e)           The Borrower shall have paid to the Administrative Agent (for the account of the Lenders) the extension fee in accordance with, and as provided for in, Section 3.5(d).

Section 2.15         Reserved.

Section 2.16         Reserved.

Section 2.17         Reserved.

Section 2.18         Funds Transfer Disbursements.

(a)           Generally.  The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated to Administrative Agent.  The Borrower agrees to be bound by any transfer request:  (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower.  The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower.  The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)           Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would:  (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority, (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.

(c)           Limitation of Liability.  Neither of the Administrative Agent nor any Lender shall be liable to the Borrower or any other party for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation.  Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III  PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1           Payments.

(a)           Payments by Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 2:00 p.m. Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  In the event the Administrative Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)           Presumptions Regarding Payments by Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2           Pro Rata Treatment.

Except to the extent otherwise provided herein:  (a) each payment or prepayment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (b) each payment of interest on Term Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Term Loans then due and payable to the respective Lenders; and (c) the Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Lenders according to the amounts of their respective Loans and the then current Interest Period for each Lender’s portion of each Loan of such Type shall be coterminous.

Section 3.3           Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4           Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5           Fees.

(a)           Closing Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent and Lead Arranger.

(b)           Reserved.

(c)           Reserved.

(d)           Extension Fee.  If the Maturity Date is being extended in accordance with Section 2.14, the Borrower shall pay to the Administrative Agent for the account of each Lender a fee equal to one quarter of one percent (0.25%) of the amount of such Lender’s Term Loan Commitment (whether or not utilized) for each Option to Extend so exercised.  Such fee shall be due and payable in full on the date the Administrative Agent receives the Extension Request pursuant to Section 2.14; provided, however, that such extension fee shall be refunded to Borrower if Borrower does not satisfy the conditions precedent to extension set forth in Section 2.14.

(e)           Administrative and Other Fees.  The Borrower agrees to pay the fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6           Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7           Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a)(i) and (ii).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8           Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9           Defaulting Lenders.

(a)           Generally.  If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of two (2) Business Days after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders, shall be suspended during the pendency of such failure or refusal.  If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

(b)           Purchase or Cancellation of Defaulting Lender's Commitment.  Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender's Commitments.  Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender.  If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender's Commitments in proportion to the Commitments of the other Lenders exercising such right.  If after such fifth Business Day, the Lenders have not elected to acquire all of the Commitments of such Defaulting Lender, then the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, either (i) demand that such Defaulting Lender assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 14.6 for the purchase price provided for below or (ii) terminate the Commitments of such Defaulting Lender, whereupon such Defaulting Lender shall no longer be a party hereto or have any right or obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  Upon any such assignment, the Defaulting Lender's interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 14.6, shall pay to the Administrative Agent an assignment fee in the amount of $10,000.  The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrower to the Defaulting Lender.  Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a).  The Defaulting Lender shall be entitled to receive any amount owned to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrower.  There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

Section 3.10         Taxes; Foreign Lenders.

(a)           Taxes Generally.  All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, and (v) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012 (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

(i)             pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)            promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)           pay to the Administrative Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction been required.

(b)           Tax Indemnification.  If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent, for its account or the account of any Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

(c)           Tax Forms.  Prior to the date that any Lender or Participant organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes becomes a party hereto, such Person shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Internal Revenue Code.  Each such Lender or Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Administrative Agent.  The Borrower shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes or the Administrative Agent, if it is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes, if such Lender, such Participant or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender or Participant, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from such payment to such Lender such amounts as are required by the Internal Revenue Code.  If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d)           USA Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV  BORROWING BASE ASSETS

Section 4.1           Eligibility of Borrowing Base Assets.

The Junior Interests identified on Schedules 1.1(a) and (b) and the NationsLink I/O Bond identified on Schedule 1.1(c) shall, on the Effective Date, be Borrowing Base Assets, and the Borrowing Base Value initially attributable to such Borrowing Base Assets shall be determined in accordance with the definition of Borrowing Base Value.

Section 4.2           Release of Borrowing Base Assets.

From time to time the Borrower may request, upon not less than fifteen (15) days prior written notice to the Administrative Agent or such shorter period as may be acceptable to the Administrative Agent, that any Borrowing Base Asset be released from the Liens created by the Security Documents applicable thereto, which release (the “Property Release”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied as of the date of such Property Release:

(a)           No Default or Event of Default exists or will exist immediately after giving effect to such Property Release and the reduction in the Borrowing Base by reason of the release of such Borrowing Base Asset;

(b)           The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its satisfaction that the outstanding principal balance of the Loans, will not exceed the Borrowing Base after giving effect to such request and any prepayment to be made and/or the acceptance of any additional or replacement Borrowing Base Asset to be given concurrently with such request;

(c)           The Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating on a pro forma basis, and the Administrative Agent shall have determined to its satisfaction that the Borrower shall be in compliance with all financial covenants after giving effect to the Borrowing Base Asset to be released.

(d)           After release of such Borrowing Base Asset the Collateral shall secured by no less than  five (5) different assets or pools of assets; and

(e)           The Borrower shall have delivered to the Administrative Agent all documents and instruments reasonably requested by the Administrative Agent in connection with such Property Release.

Except as set forth in this Section 4.2, no Borrowing Base Asset shall be released from the Liens created by the Security Documents applicable thereto.

Section 4.3           Reserved.

Section 4.4           Frequency of Calculations of Borrowing Base.

Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1.  Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Article IX.

ARTICLE V  YIELD PROTECTION, ETC.

Section 5.1           Additional Costs; Capital Adequacy.

(a)           Capital Adequacy.  If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, any Regulatory Change, affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b)           Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)           Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d)           Reserved.

(e)           Notification and Determination of Additional Costs.  Each of the Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent).  The Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 5.2           Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)           the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or

(b)           the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3           Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5 shall be applicable).

Section 5.4           Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)           any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date.  Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 5.5           Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2 or Section 5.3 on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist:

(a)           to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)           all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.1(c) or Section 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6           Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(b) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 14.6(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.  Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.

Section 5.7           Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8           Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI  CONDITIONS PRECEDENT

Section 6.1           Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a)           The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)             counterparts of this Agreement, the Account Control Agreement and the Securities Account Control Agreement executed in each case by each of the parties hereto;

(ii)            Term Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.12(a);

(iii)           the Guaranty executed by the Guarantor initially to be a party thereto;

(iv)           an opinion of counsel to the Borrower and such other Loan Parties as Administrative Agent may request, addressed to the Administrative Agent and the Lenders in a form and substance satisfactory to Administrative Agent;

(v)            the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi)           a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)          a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Conversion and Notices of Continuation;

(viii)         copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)            a Borrowing Base Certificate calculated as of the Agreement Date;

(x)             a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending June 30, 2012;

(xi)            reserved;

(xii)           UCC, tax, judgment and lien search reports with respect to the Borrower;

(xiii)          copies of all Material Contracts in existence on the Agreement Date;

(xiv)         reserved;

(xv)          the Fee Letter;

(xvi)         evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xvii)        Delivery of all documents constituting the Collateral as may be required by Administrative Agent, including, endorsements to Administrative Agent of the Ahold Bensalem Participation and all B Notes and Assignments of the Mortgage Loan Documents with respect to the Ahold Bensalem Participation and all B Notes;

(xviii)       Any and all consents, approvals and waivers applicable to the Collateral shall have been obtained;

(xix)          Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, the payor with respect to any and all Income on the Junior Interests  has been instructed pursuant to Irrevocable Instructions to deliver such amounts to the Collection Account, which instructions may not be modified without the prior written consent of the Administrative Agent, and the Borrower shall have delivered all notices and instructions and obtained all certifications, acknowledgements, agreements and registrations required by Administrative Agent to perfect the Lenders’ security interest in all Junior Interests.

(xx)           Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, the NationsLink I/O Bond shall have been deposited into the Securities Account and, which deposit may not be modified without the prior written consent of the Administrative Agent, and the Borrower shall have delivered all notices and instructions and obtained all certifications, acknowledgements, agreements and registrations required by Administrative Agent to perfect the Lenders’ security interest in the NationsLink I/O Bond; and

(xxi)          such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)           In the good faith judgment of the Administrative Agent:

(i)             there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower, the Guarantor and their Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)            no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or, to Borrower’s knowledge, threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)           the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them is bound;

(iv)           the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(v)           there shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents; and

(vi)           no event shall have occurred that would constitute a Default or Event of Default under this Agreement.

Borrower shall not have notified Administrative Agent of the occurrence of any event described in Sections 6.1(b) as of the date of the occurrence of the first Credit Event hereunder.

Section 6.2           Reserved.

Section 6.3           Reserved.

ARTICLE VII  REPRESENTATIONS AND WARRANTIES

Section 7.1           Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, each of the Borrower and Parent represents and warrants to the Administrative Agent and each Lender as follows:

(a)           Organization; Power; Qualification.  Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)           Ownership Structure.  Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests.  Each of the Parent and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c)           Authorization of Loan Documents and Borrowings.  The Borrower has the right and power, and have taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)           Compliance of Loan Documents with Laws.  The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(e)           Compliance with Law; Governmental Approvals.  Borrower, the other Loan Parties and their respective Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)            Reserved.

(g)           Existing Indebtedness; Total Liabilities.  Part I of Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of the Borrower, the other Loan Parties and their respective Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien.  As of the Agreement Date, the Borrower, the other Loan Parties and their respective Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.  Part II of Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Total Liabilities of the Borrower, the other Loan Parties and their respective Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule).

(h)           Material Contracts.  Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts.  Borrower, the other Loan Parties and their respective Subsidiaries that is party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

(i)           Litigation.  Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any of their respective Subsidiaries or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any of their respective Subsidiaries.

(j)            Taxes.  All federal, state and other tax returns of the Borrower, each other Loan Party and each of their respective Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each of their respective Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6.  As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any of their respective Subsidiaries is under audit.  All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)           Financial Statements.  The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of the Parent, Borrower, and their consolidated Subsidiaries for the fiscal years ended December 31, 2010 and December 31, 2011, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of McGladrey & Pullen, LLP, and (ii) the unaudited consolidated balance sheet of the Parent, Borrower and their consolidated Subsidiaries for the fiscal quarter ended June 30, 2012, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of the Parent, Borrower and their consolidated Subsidiaries for the fiscal quarter period ended on such date.  Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent, Borrower and their consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  Neither the Parent, Borrower nor any of their respective Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)           No Material Adverse Change.  Since June 30, 2012, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect.  Borrower, the other Loan Parties and their respective Subsidiaries are Solvent.

(m)           Reserved.

(n)            ERISA.

(i)             Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects.  Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan.  To the best knowledge of the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)            With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(o)           Absence of Default.  Neither the Borrower nor any other Loan Parties or any of their respective Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any of their respective Subsidiaries under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)           Reserved.

(q)           Investment Company.  Neither the Borrower nor any other Loan Party or any of their respective Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)           Margin Stock.  Neither the Borrower nor any other Loan Party or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)           Affiliate Transactions.  Except for Funded Intercompany Debt or as permitted by Section 10.8 or as otherwise set forth on Schedule 7.1(s), neither the Borrower nor any other Loan Party or any of their respective Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(t)           Intellectual Property.  Each of the Loan Parties and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights,  trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person.  All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any such Intellectual Property.  The use of such Intellectual Property by the Borrower, the other Loan Parties and their respective Subsidiaries does not infringe on the rights of any Person.

(u)           Business.  As of the Agreement Date, the business of the Loan Parties and their respective Subsidiaries is limited to acquiring income producing real estate properties and investments incidental thereto.

(v)           Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower, any other Loan Party or any of their respective Subsidiaries ancillary to the transactions contemplated hereby.

(w)           Accuracy and Completeness of Information.  All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any of their respective Subsidiaries were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure).  All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any of their respective Subsidiaries that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions.  No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders.  No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

(x)            Not Plan Assets; No Prohibited Transactions.  None of the assets of the Borrower, any other Loan Party or any of their respective Subsidiaries constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents and the Fee Letter, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(y)            OFAC.  Neither the Borrower nor any of the other Loan Parties, any of their respective Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(z)             REIT Status.  The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(aa)           Security Interests.  Each of the Security Documents creates, as security for the Obligations, a valid and enforceable Lien on all of the Collateral, superior to and prior to the rights of all third Persons and subject to no other Liens (except for Permitted Liens), in favor of the Administrative Agent for its benefit and the benefit of the Lenders.

(bb)           Junior Interests.  With respect to each Junior Interest, each representation and warranty set forth in Schedule 1.1(d) applicable thereto is true and correct.

Section 7.2           Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any of their respective Subsidiaries to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the date on which any extension of the Maturity Date is effectuated pursuant to Section 2.14 and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

ARTICLE VIII  AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 14.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 14.7, each of the Borrower and Parent shall comply with the following covenants:

Section 8.1           Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Borrower and Parent shall, and shall cause each other Loan Party to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2           Compliance with Applicable Law.

The Borrower and Parent shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 8.3           Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower and Parent shall, and shall cause each other Loan Party to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4           Conduct of Business.

The Borrower and Parent shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u).

Section 8.5           Reserved.

Section 8.6           Payment of Taxes and Claims.

The Borrower and Parent shall, and shall cause each other Loan Party to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7           Books and Records; Inspections.

The Borrower and Parent shall, and shall cause each other Loan Party and each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  The Borrower and Guarantor shall, and shall cause each other Loan Party and each of their respective Subsidiaries to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice.  The Borrower and Parent shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.  If requested by the Administrative Agent, the Borrower and Parent shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower and/or Parent, any other Loan Party or any of their respective Subsidiaries with the Borrower’s and/or Parent’s accountants.

Section 8.8           Use of Proceeds.

The Borrower will use the proceeds of Loans only to repay existing debt encumbering the Borrowing Base Assets.

Section 8.9           Environmental Matters.

The Borrower and Parent shall, and shall cause each other Loan Party and each of their respective Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect.  The Borrower and Parent shall comply, and shall cause each other Loan Party to comply, and the Borrower and Guarantor shall use, and shall cause each other Loan Party to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects.  The Borrower and Parent shall, and shall cause each other Loan Party to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10         Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower and Parent shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11         Material Contracts.

The Borrower and Parent shall, and shall cause each other Loan Party and each of their respective Subsidiaries to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract.  The Borrower and Parent shall not, and shall not permit any other Loan Party or any of their respective Subsidiaries to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 8.12         REIT Status.

The Parent shall, and Borrower shall cause Parent to, maintain its status as, and election to be treated as, a REIT under the Internal Revenue Code.

Section 8.13         Exchange Listing.

The Parent shall, and Borrower shall cause Parent to, maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14         Reserved.

Section 8.15         Reserved.

Section 8.16         Pledged Assets.

With respect to the Collateral, the Borrower shall (a) take all action necessary to perfect, protect and more fully evidence the Administrative Agent’s first priority perfected security interest in the Collateral, including, without limitation, (i) filing and maintaining effective financing statements against the applicable Borrower in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (ii) executing or causing to be executed such other instruments, notices or control agreements as may be necessary or appropriate, and (b) taking all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement and the other Loan Documents in such Collateral.

Section 8.17         Performance and Compliance with Collateral.

The Borrower shall, at their expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by them under the Collateral and all other agreements related to such Collateral.

Section 8.18         Delivery of Income.

The Borrower shall cause the payor with respect to any and all Income on the Junior Interests to deposit such amounts into the Collection Account.  The Borrower shall deposit, and shall cause the other Loan Parties to deposit, all Income and other amounts paid to the Borrower or the other Loan Parties in respect of the Junior Interests into the Collection Account within two (2) Business Days of such Person’s receipt thereof. The Borrower shall provide the Administrative Agent with fully executed copies of all Irrevocable Instructions required by this Agreement. The Borrower shall take steps necessary to enforce such Irrevocable Instructions and shall immediately inform the Administrative Agent of, and rectify any default, breach, failure or unwillingness to perform thereunder, any dispute or controversy in connection therewith or any other matter that may, could or will result in payments not being made as contemplated under the terms of such Irrevocable Instructions. The Borrower shall not, and shall not permit any Loan Party or any Subsidiary or Affiliate to, modify or revoke or permit any modifications or revocations of the Irrevocable Instructions without the Administrative Agent’s prior written consent in its discretion. The Borrower shall deliver such other Irrevocable Instructions as the Administrative Agent may require in its discretion. All distributions from the Collection Account and the Securities Account shall be made solely in accordance with the terms, provisions and conditions of this Agreement, the Account Control Agreement and the Securities Account Control Agreement.

Section 8.19         Distributions in Respect of Collateral.

If the Borrower or any Subsidiary or Affiliate thereof shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Collateral, or otherwise in respect thereof, the Borrower shall accept the same as the Administrative Agent’s agent, hold the same in trust for the Administrative Agent and deliver the same forthwith to the Administrative Agent (or its designee) in the exact form received, together with duly executed instruments of transfer, assignments in blank, executed and undated stock powers in blank and such other documentation as the Administrative Agent shall reasonably request.

ARTICLE IX  INFORMATION

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 14.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 14.7, Borrower and Parent shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1           Quarterly Financial Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Parent), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 9.2           Year-End Statements.

As soon as available and in any event within five (5) days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than ninety (90) days after the end of each fiscal year of the Parent), the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall be unqualified and in scope and substance satisfactory to the Requisite Lenders and who shall have authorized the Parent to deliver such financial statements and report thereon to the Administrative Agent and the Lenders pursuant to this Agreement.

Section 9.3           Compliance Certificate.

At the time the financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit G (a “Compliance Certificate”) executed on behalf of the Parent by the chief financial officer of the Parent (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Loan Parties were in compliance with the covenants contained in Section 10.1; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; and (c) setting forth a statement of Funds From Operations (to the extent not included with the information provided pursuant to Sections 9.1 and 9.2 above); and (d) setting forth a report of newly acquired Properties, including their Net Operating Income, cost and mortgage debt, if any.

Section 9.4           Other Information.

(a)           Promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent or its Board of Directors by its independent public accountants including, without limitation, any management report;

(b)           Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)           Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent, any Subsidiary or any other Loan Party;

(d)           At the time of delivery of financial statements in accordance with Sections 9.1 and 9.2, a Borrowing Base Certificate setting forth the information to be contained therein, as of the last day of such fiscal quarter.  The Borrower shall also deliver a Borrowing Base Certificate as required pursuant to Sections 4.2(b);

(e)           No later than November 30th of each calendar year, balance sheets and cash flow forecasts of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail.  The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Loan Parties, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1 and at the end of each fiscal quarter of the next succeeding fiscal year;

(f)           If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent or applicable member of the ERISA Group is required or proposes to take;

(g)           Prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any of their respective Subsidiaries or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party are being audited;

(h)           A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of Borrower or any other Loan Party within five (5) Business Days after the effectiveness thereof;

(i)            Prompt notice of any change in the senior management of any Loan Party;

(j)            Prompt notice of any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any of their respective Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect;

(k)           Prompt notice of any disposition of any material assets of any Loan Party;

(l)            Prompt notice of (i) any order, judgment or decree having been entered against any Loan Party or any of their respective properties or assets, (ii) the institution of, or threat of, any material action, suit, proceeding or arbitration against or affecting, any Loan Party, or (iii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed;

(m)          Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, a Loan Party reasonably expects to constitute a default or event of default by any Loan Party or any of their respective Subsidiaries under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(n)           Promptly upon entering into any Material Contract after the Agreement Date, a copy of such contract;

(o)           Prompt notice of any order, judgment or decree in excess of (i) $100,000 having been entered against Borrower or any of its respective properties or assets, or (ii) $1,000,000 having been entered against Parent or any of its respective properties or assets;

(p)           Any notification of a material violation of any Applicable Law or any inquiry shall have been received by any Loan Party from any Governmental Authority;

(q)           Promptly upon the request of the Administrative Agent, evidence of the Parent’s calculation of the Ownership Share with respect to Borrower, a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;

(r)            Promptly, upon any change in the Parent’s Credit Rating, a certificate stating that the Parent’s Credit Rating has changed and the new Credit Rating that is in effect;

(s)           Promptly, upon each request, information identifying the Loan Parties as a Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

(t)            Promptly, and in any event within 3 Business Days after the Borrower and/or Parent obtains knowledge thereof, written notice of the occurrence of any of the following:  (i) the Borrower or any Loan Party shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower or any Loan Party shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower or any Loan Party shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower or any Loan Party shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(u)           With respect to each Junior Interest, as soon as available, but in any event not later than thirty (30) days after the end of each fiscal quarter of the Borrower, the operating statement and rent roll for each Underlying Mortgaged Property, and a summary of any delinquent or defaulted Collateral or loss experience for any Collateral; provided, however, the Administrative Agent reserves the right in its discretion to request such information on a monthly basis (to be provided no later than thirty (30) days after the end of each month);

(v)           With respect to each Junior Interest, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such Obligor;

(w)           With respect to the Collateral, any and all material documents, certificates, agreements, instruments, reports or notices received by or available to any Loan Party or any Subsidiary or Affiliate within three (3) Business Days of the receipt or availability thereof;

(x)            with respect to any Collateral hereunder, promptly upon receipt of notice or knowledge that the Underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Collateral;

(y)            the Borrower shall provide written notice to the Administrative Agent at least ten (10) days prior to any Loan Party or any Affiliate or Subsidiary thereof acquiring any interest that would be senior in priority to any existing Junior Interest that is included in the Collateral;

(z)            promptly upon notice or knowledge thereof, notice of the termination of any Servicer under any Servicing Agreement relating to any Collateral or of any PSA Servicer under any Pooling and Servicing Agreement; and

(aa)          From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any of their respective Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Section 9.5           Electronic Delivery of Certain Information.

(a)           Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender  pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 12:00 p.m. Eastern time on the opening of business on the next business day for the recipient.  If requested by Administrative Agent or any Lender, the Borrower shall deliver paper copies of the certificate required by Section 9.3 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Except for the certificates required by Section 9.3, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)           Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6           Public/Private Information.

The Borrower and Parent shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower and/or Parent.  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower and/or Parent, as applicable, to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower and/or Parent shall designate Information Materials (a) that are either available to the public or not material with respect to the Parent, Borrower and their respective Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.

Section 9.7           USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X  NEGATIVE COVENANTS

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 14.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 14.7, each of the Borrower and the other Loan Parties shall comply with the following covenants:

Section 10.1         Financial Covenants.

(a)           Maximum Leverage Ratio.  The Borrower and Parent shall not permit the Leverage Ratio (as determined on the last day of each fiscal quarter) to exceed (i) 75% from the Agreement Date through and including March 31, 2014, or (ii) 70% thereafter.

(b)           Minimum Fixed Charge Coverage Ratio.  The Borrower and Parent shall not permit the Fixed Charge Coverage Ratio to be less than (i) 1.00 to 1.00 from the Agreement Date through and including March 31, 2015, and (iii) 1.10 to 1.00 thereafter.

(c)           Minimum Adjusted Fixed Charge Coverage Ratio.  The Borrower and Parent shall not permit the Adjusted Fixed Charge Coverage Ratio to be less than (i) 1.35 to 1.00 from the Agreement Date through and including March 31, 2015, and (iii) 1.50 to 1.00 thereafter.

(d)           Minimum Tangible Net Worth.  The Borrower and Parent shall not permit Tangible Net Worth at any time to be less than (i) 85% of the Tangible Net Worth as of the Agreement Date plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after the Agreement Date (other than Net Proceeds received in connection with any dividend reinvestment program).

(e)           Recourse Indebtedness Limitation.  The Borrower and Parent shall not permit there to be any Recourse Indebtedness by any Loan Party or their respective Subsidiaries, other than the Loan, the Convertible Senior Notes, the Trust Preferred Securities and the Wells Fargo Loan or any recourse facility that refinances the Wells Fargo Loan, with advance rates not in excess of the advance rate applicable to the Wells Fargo Loan as of the Agreement Date.

(f)            Maximum Variable Rate Indebtedness.  The Borrower and Parent shall not permit variable rate Indebtedness of the Parent and its Subsidiaries to exceed 35% of Total Gross Asset Value.

(g)           Reserved.

(h)           Permitted Investments.

(i)            The business of the Loan Parties and their respective Subsidiaries shall be limited to acquiring income producing real estate properties and investments incidental thereto; and

(ii)           The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Gross Asset Value at any time:

(A)           Investments in Unimproved Land holdings, such that the aggregate value of such Investments exceeds 10% of Total Gross Asset Value; and

(B)            Investments in land as to which there is construction-in-process, such that the aggregate value of such Investments exceeds 10% of Total Gross Asset Value.

(i)           Dividends and Other Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that so long as no Default or Event of Default would result therefrom the Borrower and its Subsidiaries may pay cash dividends to the Parent and other holders of partnership interests in CapLease, LP with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (i) the amount required to be distributed for the Parent to remain in compliance with Section 8.12 and avoid the payment of federal or state income or excise tax or (ii) 95% of Funds From Operations.  Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare and make cash distributions to the Parent and other holders of partnership interests in Caplease, LP with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 8.12.  If a Default or Event of Default specified in Section 11.1(a), Section 11.1(e), or Section 11.1(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.

(j)           Sale of Assets.  The Borrower shall not, and shall not permit any of its Subsidiaries to sell or transfer in one or more transactions during the term of the Loan, any assets totaling more than 35% of Total Gross Asset Value as of the date of the most recent sale or transfer.

Section 10.2         Negative Pledge.

The Borrower and Parent shall not, and shall not permit any other Loan Party or Subsidiary to, (a) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Asset or any direct or indirect ownership interest of the Borrower in any Person owning any Borrowing Base Asset, now owned or hereafter acquired, except for Permitted Liens, (b) permit any Borrowing Base Asset or any direct or indirect ownership interest of the Borrower or in any Person owning a Borrowing Base Asset, to be subject to a Negative Pledge, or (c) create, assume, incur, permit or suffer to exist any Lien on other Collateral, or any direct or indirect ownership interest of the Borrower in any Person owning any other Collateral, except for Permitted Liens.

Section 10.3         Restrictions on Intercompany Transfers.

The Borrower and Parent shall not, and shall not permit any other Loan Party or any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to:  (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other Equity Interests owned by the Borrower or any Subsidiary to the extent that it would cause a violation of Section 8.12,; (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than (i) with respect to clauses (a) through (d) those encumbrances or restrictions contained in any Loan Document or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.

Section 10.4         Merger, Consolidation, Sales of Assets and Other Arrangements.

Subject to Section 10.1(j) the Borrower and Parent shall not, and shall not permit any other Loan Party to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(i)             any Loan Party may merge with another Loan Party;

(ii)            any Loan Party may sell, transfer or dispose of its assets to another Loan Party; and

(iii)           the Borrower and the other Loan Parties may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Section 10.5         Plans.

The Borrower and Parent shall not, and shall not permit any other Loan Party or any of their respective Subsidiaries to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6         Fiscal Year.

The Borrower and Parent shall not, and shall not permit any other Loan Party or their respective Subsidiaries to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7         Modifications of Organizational Documents.

The Borrower and Parent shall not, and shall not permit any other Loan Party to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have a Material Adverse Effect.

Section 10.8         Transactions with Affiliates.

The Borrower and Parent shall not permit to exist or enter into, and shall not permit any other Loan Party or any of their respective Subsidiaries to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(s) or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms.  Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1(s) if a Default or Event of Default exists or would result therefrom.

Section 10.9         Derivatives Contracts.

The Borrower and Parent shall not, and shall not permit any other Loan Party or any of their respective Subsidiaries to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Borrower, such other Loan Party or such other Subsidiary.

Section 10.10       Servicing Agreements.

The Borrower will not consent to any material amendment, modification, waiver or termination of any provision of any Servicing Agreement or Pooling and Servicing Agreement without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, but subject to the Administrative Agent’s rights under Article IX, the Borrower shall have the right to consent to any of the foregoing upon the occurrence of a material default (beyond any applicable notice and cure period) of the other party thereto.

Section 10.11       Extension or Amendment of Collateral.

Unless otherwise agreed to by the Administrative Agent in its discretion, the Borrower will not consent to any extension, amendment, waiver or other modification of the material terms of any Collateral or the Mortgage Loan Documents related thereto. The Administrative Agent agrees to promptly consider any request for consent under this Section 10.11.

ARTICLE XI  DEFAULT

Section 11.1         Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)           Default in Payment.  (i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans or any Reimbursement Obligation, or (ii) the Borrower shall fail to pay interest on the Loans or any of the other payment Obligations owing by the Borrower or any other Loan Party under this Agreement, any other Loan Document or the Fee Letter within five (5) Business Days of the same being due.

(b)           Default in Performance.

(i)             Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article X; or

(ii)            Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IX, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of five (5) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(iii)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(iii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)           Misrepresentations.  Any statement (written or oral), representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)           Indebtedness Cross-Default.

(i)             The Borrower or any other Loan Party shall permit there to exist any default, event or condition resulting in (or permitting the) acceleration, mandatory repurchase or mandatory prepayment of, or any failure to pay at maturity, (x) any Recourse Indebtedness in excess of $10,000,000 in the aggregate, or (y) any Nonrecourse Indebtedness in excess of $15,000,000 in the aggregate.

(ii)            The Borrower or any other Loan Party shall permit there to exist a default in, or resulting in, the payment of amounts in excess of $5,000,000 in the aggregate in respect of Derivatives Contracts.

(e)           Voluntary Bankruptcy Proceeding.  The Parent, Borrower or any other Loan Party shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)           Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Parent, Borrower or any other Loan Party in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)           Revocation of Loan Documents.  Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)           Judgment.  A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, Borrower, any other Loan Party, or any of their respective Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $10,000,000.00 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.  The preceding sentence does not include a foreclosure judgment on Nonrecourse Indebtedness by a non-Loan Party; provided, however, the preceding sentence shall include any deficiency judgment entered into in connection with any such foreclosure judgment.

(i)           Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, Borrower, any other Loan Party or any of their respective Subsidiaries, which exceeds, individually or together with all other such warrants, writs, executions and processes, $10,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any or its Subsidiaries.  The preceding sentence does not include a receiver appointed or similar process on a Property owned  by a non-Loan Party securing Nonrecourse Indebtedness.

(j)           ERISA.

(i)             Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $1,000,000; or

(ii)            The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $1,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)           Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)           Change of Control/Change in Management.

(i)             Unless otherwise approved by Requisite Lenders, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of the Parent; or

(ii)            During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent cease for any reason to constitute a majority of the Board of Directors of the Parent then in office, excluding any change in directors resulting from (a) the death or disability of any director, (b) satisfaction of any requirement for the members of the Board of Directors of the Parent to qualify under applicable law as independent directors, (c) the replacement of any director who is an officer or employee of the Parent or a Subsidiary of the Parent, (d) the election of any director if such director’s nomination for election to the Board of Directors of the Parent was recommended by a majority of the then existing Board of Directors of the Parent or by a majority of any nominating committee appointed by the then existing Board of Directors of the Parent for the purpose of nominating directors for election to the Board of Directors of the Parent, or (e) the election of any director reasonably approved by the Requisite Lenders.

(m)           Damage; Strike; Casualty.  Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower, any other Loan Party, or any other Subsidiary taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

(n)           Security Documents.  Any provision of any Security Documents shall for any reason cease to be valid and binding on, enforceable against, any Loan Party, or any Lien created under any Security Document ceases to be a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby.

Section 11.2        Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)           Acceleration; Termination of Facilities.

(i)             Automatic.  Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties.

(ii)            Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties.

(b)           Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)           Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)           Appointment of Receiver.  To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Borrower and to exercise such power as the court shall confer upon such receiver.

Section 11.3         Remedies Upon Default.

Upon the occurrence of a Default specified in Section 11.1(f), the Commitments shall immediately and automatically terminate.

Section 11.4         Marshaling; Payments Set Aside.

Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent or any Lender, or the Administrative Agent or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5         Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)           amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 14.2 until paid in full, and then Fees;

(b)           amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;

(c)           payments of interest on all other Loans to be applied for the ratable benefit of the Lenders;

(d)           payments of principal of all other Loans, to be applied for the ratable benefit of the Lenders;

(e)           amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.8 and 14.10;

(f)            payments of all other Obligations and other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Lenders; and

(g)           any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.6         Reserved.

Section 11.7         Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences.  The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8         Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9         Rights Cumulative.

The rights and remedies of the Administrative Agent and the Lenders under this Agreement, each of the other Loan Documents and the Fee Letter shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent and/or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII  THE ADMINISTRATIVE AGENT

Section 12.1         Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2         KeyBank as Lender.

KeyBank, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document, as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KeyBank in each case in its individual capacity.  KeyBank and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to other Lenders.  Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to other Lenders.  The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3       Collateral Matters; Protective Advances.

(a)           Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)           The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)           Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the Lenders or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)           The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Commitment Percentages) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $250,000 per Property.  Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders.  The Borrower agrees to pay on demand all Protective Advances.

Section 12.4       Reserved.

Section 12.5         Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6         Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.7         Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel:  (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.8         Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9         Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.10       Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.11       Titled Agents.

The Lead Arranger (“Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders.  The titles given to the Titled Agent are solely honorific and imply no fiduciary responsibility on the part of the Titled Agent to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agent any duties or obligations greater than those of any other Lender or entitle the Titled Agent to any rights other than those to which any other Lender is entitled.

ARTICLE XIII ADMINISTRATION AND SERVICING

Section 13.1         Agent.

The Administrative Agent hereby appoints the Borrower as its agent to service the Collateral and enforce its rights in and under such Collateral. The Borrower hereby accept such appointment and agree to perform the duties and obligations with respect thereto as set forth herein.

Section 13.2         Reserved.

Section 13.3         Reserved.

Section 13.4         Duties of the Borrower.

(a)            Duties. The Borrower shall take or cause to be taken all such actions as may be necessary or advisable to collect all Income and other amounts due or recoverable with respect to the Collateral from time to time, all in accordance with Applicable Laws, with reasonable care and diligence.

(b)           Administrative Agent’s Rights. Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent of its rights hereunder shall not release the Borrower from any of its duties or responsibilities with respect to the Collateral. The Administrative Agent shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower hereunder.

Section 13.5         Authorization of the Borrower.

(a)           The Administrative Agent hereby authorizes the Borrower (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Collateral to the Administrative Agent to collect all amounts due under any and all Collateral, including, without limitation, endorsing any checks and other instruments representing Income, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Borrower could have done if it had continued to own such Collateral free of the Lien of the Administrative Agent. The Administrative Agent shall furnish the Borrower (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Borrower to carry out their servicing and administrative duties hereunder and shall cooperate with the Borrower to the fullest extent in order to ensure the collectibility of the Collateral. In no event shall the Borrower be entitled to make the Administrative Agent a party to any litigation without the Administrative Agent’s express prior written consent.

(b)           Subject to all other rights of the Administrative Agent contained herein, after an Event of Default has occurred and is continuing, at the direction of the Administrative Agent, the Borrower shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided, however, subject to all other rights of the Administrative Agent contained herein, the Administrative Agent may, at any time that an Event of Default or Default has occurred and is continuing, notify any Obligor with respect to any Collateral of the assignment of such Collateral to the Administrative Agent and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or lock–box or other account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral and adjust, settle or compromise the amount or payment thereof.

Section 13.6         Event of Default.

If the servicer of the Collateral is Borrower, upon the occurrence of an Event of Default, the Administrative Agent shall have the right to terminate the Borrower as the servicer of the Collateral and transfer servicing to its designee, at no cost or expense to the Administrative Agent, at any time thereafter.

Section 13.7         Reserved.

Section 13.8         Reserved.

Section 13.9         Payment of Certain Expenses by Servicer.

The Borrower will be required to pay all expenses incurred by them in connection with their activities under this Agreement and the other Loan Documents, including fees and disbursements of independent accountants, Taxes imposed on the Borrower, expenses incurred in connection with payments and reports pursuant to this Agreement and the other Loan Documents, and all other fees and expenses under this Agreement and the other Loan Documents for the account of the Borrower. The Borrower shall be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account and all other collection, reserve or lock–box accounts related to the Collateral. The Borrower shall be required to pay such expenses for their own account and shall not be entitled to any payment therefor.

Section 13.10       Pooling and Servicing Agreements.

Notwithstanding the provisions of this Article XIII, to the extent the Collateral (or portions thereof) are serviced by a PSA Servicer (other than the Borrower or any Servicer) under a Pooling and Servicing Agreement, (a) the standards for servicing such items of Collateral shall be those set forth in the applicable Pooling and Servicing Agreement, to the extent of the items covered therein, (b) the Borrower shall enforce its rights and interests under such agreements for and on behalf of the Administrative Agent, (c) the Borrower shall instruct the applicable PSA Servicer to deposit all Income received in respect of the Collateral into the Collection Account in accordance with Section 6.1 of this Agreement, (d) the Borrower shall not take any action or fail to take any action or consent to any action or inaction under any Pooling and Servicing Agreement where the effect of such action or inaction would prejudice or adversely affect the interests of the Administrative Agent, (e) the Administrative Agent shall be entitled to exercise any and all rights of the Borrower or the holder of any such item of Collateral under such Pooling and Servicing Agreements as such rights relate to the Collateral, and (f) the Borrower shall not consent to any amendment or modification to any Pooling and Servicing Agreement without the prior written consent of the Administrative Agent in its discretion. The Administrative Agent agrees to promptly consider any request for consent under this Section 13.10.

ARTICLE XIV  MISCELLANEOUS

Section 14.1         Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed by a nationally recognized carrier, telecopied, or hand-delivered as follows:

If to the Borrower:

c/o Caplease, LP
1065 Avenue of the Americas
New York, NY 10018
Attention:  General Counsel
Telecopy Number:        (212) 217-6301
Telephone Number:      (212) 217-6300

If to the Administrative Agent:

KeyBank National Association
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attn:  Gregory W. Lane
Telecopier:         (617) 385-6293
Telephone:         (617) 385-6212

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II shall be effective only when actually received.  None of the Administrative Agent or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 14.2         Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Administrative Agent’s other activities under Article IV, and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable out of pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable out of pocket fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 14.3         Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 14.4         Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorize the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.

Section 14.5         Litigation; Jurisdiction; Other Matters; Waivers.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)           BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  SHOULD THE BORROWER FAILS TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 14.6         Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of an  assigning Lender’s Term Loan Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in the immediately preceding subsection (A), the aggregate amount of the Term Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Term Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Term Loan Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender would be less than $5,000,000 in the case of a Commitment or Term Loans, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Term Loan Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Term Loan Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender.

(iv)           Assignment and Assumption; Notes.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 if such Lender is a Defaulting Lender at such time) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.

(v)            No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates, any other Loan Parties, or any of their respective Subsidiaries.

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)          Reserved.

(viii)         Amendments to Schedule 1.1(j).  The Administrative Agent may unilaterally amend Schedule 1.1(j) attached hereto to reflect any assignment effected hereunder.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 14.2 and 14.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 14.11 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty.  Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.10 and 5.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10.(c) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

Section 14.7         Amendments and Waivers.

(a)           Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any Fee Letter) may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than any Fee Letter) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)           Consent of Lenders Directly Affected.  In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:

(i)             increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 14.6) or subject the Lenders to any additional obligations;

(ii)            reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations;

(iii)           reduce the amount of any Fees payable to the Lenders hereunder, other than Fees payable under any Fee Letter;

(iv)           modify the definition of “Maturity Date” (except in accordance with Section 2.14), otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations;

(v)            modify the definition of “Commitment Percentage” or amend of otherwise modify the provisions of Section 3.2;

(vi)           amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)          modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; or

(viii)         release any Guarantor from its obligations under the Guaranty;

(ix)           release Borrower from its obligations under the Loan Documents except as contemplated by Section 8.14(b); or

(x)            waive a Default or Event of Default under Section 11.1(a), except as provided in Section 11.7.

Notwithstanding the foregoing, modifications to provisions requiring pro rata payments, distributions or commitment reductions or sharing of payments in connection with “amend and extend” transactions shall only require approval of the Requisite Lenders, provided, that all approving Lenders shall be treated on a pro rata basis and shall otherwise be on customary terms.

(c)           Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 14.8         Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of Borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 14.9         Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure:  (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 14.9); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the consent of the Borrower.  Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 14.10       Indemnification.

(a)           Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Lenders, all of the Affiliates of each of the Administrative Agent or any of the Lenders, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  out of pocket losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to:  (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(b)           The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)           All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)            If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)           The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 14.11       Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, and (b) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full.  The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 14.2 and 14.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 14.5, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 14.12       Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 14.13       GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 14.14       Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 14.15       Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 14.16       Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 14.17       Limitation of Liability.

None of the Administrative Agent or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby.

Section 14.18       Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 14.19       Construction.

The Administrative Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower and each Lender.

Section 14.20       Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 14.21       Reserved.

Section 14.22       Time.  Time is of the essence with respect to each provision of this Agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:	CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

	By:	CLF OP GENERAL PARTNER LLC,
its General Partner

		By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

		By:	/s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

GUARANTOR:	CAPLEASE, INC., a Maryland corporation

	By:	/s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

CAPLEASE, LP, a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

	By:	/s/ Paul H. McDowell
Name: Paul H. McDowell
Title: Chief Executive Officer

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By: /s/ Gregory W. Lane
Name: Gregory W. Lane
Title: Vice President

Signature Page to Credit Agreement

SCHEDULE 1.1(a) – AHOLD BENSALEM PARTICIPATION

That certain Note Purchase Agreement dated as of June 10, 1999 by and among Pan-American Life Insurance Company, The Canada Life  Assurance Company, Phoenix Home Life Mutual Insurance Company (the “Original Noteholders”) and SBG Associates, L.P. (the “Company”), pursuant to which the Original Noteholders agreed to purchase from the Company its 7.24% Senior Secured Notes due 2020 in the original aggregate principal amount of $13,477,000.00

That certain 7.24% Senior Secured Note, Due 2020, PPN 78393@ AA7, No. R-1 dated as of June 25, 1999 in the original principal amount of $3,477,000.00 made by the Company for the benefit of Pan-American Life Insurance Company (the “Note”)

That certain Allonge to the Note, dated as of April __, 2005 made by Pan-American Life Insurance Company to the order of _____________________.

That certain Irrevocable Stock or Bond Power (undated) related to the Note made by Pan-American Life Insurance Company to _____________________.

That certain Mortgage, Security Agreement and Assignment of Leases and Rents dated as of June 10, 1999 between the Company and U.S. Bank, National Association (as successor-in-interest to Firstar Bank Milwaukee, N.A.), as Collateral Trustee

That certain Collateral Trustee Agreement dated as of June 10, 1999 between the Original Noteholders and U.S. Bank, National Association (as successor-in-interest to Firstar Bank Milwaukee, N.A.)

SCHEDULE 1.1(b) – B NOTES

That certain Promissory Note (Note B) (due November 11, 2014) in the original principal amount of $9,995,908.90 made by CLF 1000 Milwaukee Avenue LLC for the benefit of Caplease Debt Funding, LP (as successor to Caplease, LP)

That certain Deed of Trust Note (B) (due July 1, 2015) in the original principal amount of $3,850,000.00 made by CLF Aliso Viejo Business Trust for the benefit of Caplease Debt Funding, LP (as successor to LaSalle Bank National Association)

That certain Promissory Note (Note B) (due February 11, 2015) in the original principal amount of $2,895,607.50 made by CLF Tollway Plano LP for the benefit of Caplease Debt Funding, LP (as successor to Caplease, LP)

That certain Promissory Note (Note B) (due September 11, 2015) in the original principal amount of $1,357,532.76 made by CLF DEA Birmingham LLC for the benefit of Caplease Debt Funding, LP (as successor to Caplease, LP)

That certain Promissory Note (Note B) (due September 11, 2015) in the original principal amount of $2,137,276.54 made by CLF FBI Birmingham LLC for the benefit of Caplease Debt Funding, LP (as successor to Caplease, LP)

That certain Promissory Note (Note B) (due October 11, 2015) in the original principal amount of $4,584,620.67 made by CLF Sylvan Way LLC for the benefit of Caplease Debt Funding, LP (as successor to Caplease, LP)

That certain Promissory Note B (due July 1, 2016) in the original principal amount of $1,743,053.10 made by CLF New Falls Business Trust for the benefit of Caplease Debt Funding, LP (as successor to LaSalle Bank National Association)

That certain Promissory Note B (due May 1, 2016) in the original principal amount of $1,599,121.27 made by CLF Greenway Drive Lawrence LLC and CLF Noria Road Lawrence LLC for the benefit of Caplease Debt Funding, LP (as successor to LaSalle Bank National Association)

That certain Promissory Note B (due January 1, 2016) in the original principal amount of $5,437,786.00 made by CLF Simi Valley Business Trust for the benefit of Caplease Debt Funding, LP (as successor to LaSalle Bank National Association), as amended by that certain Note Modification Agreement dated as of April 15, 2007

SCHEDULE 1.1(c) – NATIONSLINK I/O BOND

That certain Class X bond from the NationsLink Funding Corporation Commercial Mortgage Pass-Through Certificates, Series 1999-LTL-1

SCHEDULE 1.1(d) – REPRESENTATIONS AND WARRANTIES

See attached.

SCHEDULE 1.1(e) – EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

See attached.

SCHEDULE 1.1(f) – COLLECTION ACCOUNT

CapLease Debt Funding, LP / Collections - 359681342606
KeyBank National Association
ABA:  041001039
Acct:  359681342606
Beneficiary:  Caplease Debt Funding, LP

SCHEDULE 1.1(g) – SECURITIES ACCOUNT

CapLease Debt Funding, LP / Securities - 359681342614
KeyBank National Association
ABA:  041001039
Acct:  359681342614
Beneficiary:  Caplease Debt Funding, LP

SCHEDULE 1.1(h) – LOAN PARTIES

Borrower:

CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership

Guarantor:

CAPLEASE, INC., a Maryland corporation

CAPLEASE, LP, a Delaware limited partnership

SCHEDULE 1.1(i) – PERMITTED LIENS

1.
Pledge of membership interests of CLF Cheyenne Tulsa, LLC, a Delaware limited liability company, pursuant to that certain Membership Interest Pledge Agreement dated as of July 29, 2011, by One Place, LLC, an Oklahoma limited liability company, and CLF Cheyenne Tulsa Member, LLC, a Delaware limited liability company, in favor of BOKF, NA dba Bank of Oklahoma.

2.	Lien of other holder participants of the Ahold Bensalem Participation.

3.	With respect to the B Notes, Lien of the applicable A Note holder and any A-1 Note holder.

SCHEDULE 1.1(j) – COMMITMENTS

Lender	Commitment	Pro Rata Share
KEYBANK NATIONAL ASSOCIATION	$10,000,000.00	100%
TOTALS	$10,000,000.00	100%

SCHEDULE 2.9 – REQUIRED MONTHLY PRINCIPAL PAYMENTS

See attached.

SCHEDULE 7.1(b) – OWNERSHIP STRUCTURE

Part I
Subsidiary Name	Type of Entity	Ownership	Purpose
Caplease, LP	DE LP	General Partner: CLF OP General Partner LLC (1.0%)	Transact any and all lawful business
Limited Partners: CapLease, Inc. (98.8%) and Timothy Mahoney and Christopher Royston (0.2%)
CLF OP General Partner, LLC	DE LLC	Sole Member: CapLease, Inc.	Engage in any and all lawful business
Caplease Services Corp.	DE Corp	Caplease Debt Funding, LP, sole member	Transact any and all lawful business: taxable REIT subsidiary
CLF Ridley Park Business Trust	VA Business Trust	100% owned by CapLease, Inc.	Own property located in Ridley Park, PA
CLF VA Ponce LLC	DE LLC	Caplease, LP as sole member	Own property located in Ponce PR
CLF 1000 Milwaukee Avenue LLC	DE LLC	Caplease, LP as sole member	Own property located in Glenview, IL
CLF 555 N Daniels Way LLC	DE LLC	Caplease, LP as sole member	Own property located in Bloomington, IN
CLF Bobs Randolph LLC	DE LLC	Caplease, LP as sole member	Own property located in Randolph, MA
KDC Busch Boulevard LLC	DE LLC	Caplease, LP as sole member	Own property located in Columbus, OH
Columbia Pike I, LLC	DE LLC	Caplease, LP as sole member	Own property located in Silver Spring, MD
CLF Parsippany LLC	DE LLC	Caplease, LP as sole member	Own property located in Whippany, NJ
Caplease Credit LLC	DE LLC	Caplease, LP as sole member	Broad purpose, including guarantor of loans
EVA LLC	DE LLC	CapLease, Inc., as sole member	Shell entity and former owner of CDO notes and preferred shares of Issuer
CapLease Investment Management, LLC	DE LLC	CapLease, Inc., as sole member	KBC loan Collateral Manager
WG-Investors-New Jersey	DE Business Trust	Caplease, LP as sole owner	Shell entity and former owner of property in Pennsauken, NJ
CA Portsmouth Investment Trust	DE Business Trust	Caplease, LP as sole owner	Own property in Portsmouth, VA
CLF Herndon LLC	DE LLC	Caplease, LP, as sole member	Own property located in Herndon VA

Part I
Subsidiary Name	Type of Entity	Ownership	Purpose
CLF Aliso Viejo Business Trust	VA Business Trust	Caplease, LP, as sole shareholder	Own property in Aliso Viejo, CA
CLF Rapp Irving LP	DE LP	CLF Rapp Irving GP LLC as 1% general partner; Caplease, LP as 99% limited partner	Own property located in Irving, TX
CLF Rapp Irving GP LLC	DE LLC	Caplease, LP, as sole member	Act as GP of CLF Rapp Irving GP LLC whose purpose is to own property located in Irving, TX
CLF Tollway Plano LP	DE LP	CLF Tollway Plano GP LLC as 1% general partner; Caplease, LP as 99% limited partner	Own property located in Plano, TX
CLF Tollway Plano GP LLC	DE LLC	Caplease, LP, as sole member	Act as GP of CLF Tollway Plano GP LLC whose purpose is to own property located in Plano, TX
CLF DEA Birmingham LLC	DE LLC	Caplease, LP	Own DEA property located in Birmingham, AL
CLF FBI Birmingham LLC	DE LLC	Caplease, LP	Own FBI property located in Birmingham, AL
CLF EPA Kansas City LLC	DE LLC	CLF EPA Member LLC, as sole member	Own property located in Kansas City, KS
CLF OSHA Sandy LLC	DE LLC	CLF OSHA Member LLC, as sole member	Shell entity and former owner of property located in Sandy, UT

CLF SSA Austin LP	DE LP	1% General Partner: CLF SSA Austin GP	Own property located in Austin, TX
99% Limited Partner: Caplease, LP
CLF SSA Austin GP LLC	DE LLC	Member: Caplease, LP	Act as the general partner of CLF SSA Austin LP, whose purpose is to own property in Austin, TX
KDC Norman Woods Business Trust	VA Business Trust	CapLease, Inc. as sole owner	Own property in Waukegan, IL
CLF 6116 GP LLC	DE LLC	Caplease, LP as sole member	To act as the sole general partner of Capital Property Associates Limited Partnership, whose purpose is to own and operate property in North Bethesda, Maryland

Part I
Subsidiary Name	Type of Entity	Ownership	Purpose
Capital Property Associates Limited Partnership	MD limited partnership	CLF 6116 GP LLC as 1% general partner; Caplease, LP as 99% limited partner	To own and operate property in North Bethesda, Maryland
CLF Sylvan Way LLC	DE LLC	Caplease, LP, as sole member	To own and operate property in Parsippany, New Jersey (Tiffany)
CLF EPA Member LLC	DE LLC	Caplease, LP	To act as the sole member of CLF EPA Kansas City LLC, whose purpose is to own property in Kansas City, KS
CLF OSHA Member LLC	DE LLC	Caplease, LP	To act as the sole member of CLF OSHA Sandy LLC (former owner of property in Sandy, UT).
CLF Mercer Island LLC	DE LLC	Caplease, LP	To own and operate property in Mercer Island, WA
CLF Electric Road Roanoke LLC	DE LLC	Caplease, LP	To own and operate property in Roanoke, VA
CLF McCullough Drive Charlotte LLC	DE LLC	Caplease, LP	To own and operate property in Charlotte, NC
Caplease Statutory Trust I	Delaware Business Trust	Caplease, LP	Issued December 2005 Trust Preferred
CLF Red Lion Road Philadelphia Business Trust	Virginia Business Trust	CapLease, Inc.	To own and operate real estate in Philadelphia, PA
CLF South Monaco Denver LLC	DE LLC	Caplease, LP	To own and operate real estate in Denver, CO
CLF Greenway Drive Lawrence LLC	DE LLC	Caplease, LP	To own and operate real estate in Lawrence, KS
CLF Noria Road Lawrence LLC	DE LLC	Caplease, LP	To own and operate real estate in Lawrence, KS
CLF New Falls Business Trust	Virginia Business Trust	Caplease, LP	To own and operate real estate in Middletown Township, PA

Part I
Subsidiary Name	Type of Entity	Ownership	Purpose
Caplease Debt Funding, LP	DE LP	0.1% General Partner: CLF OP General Partner LLC	Transact any and all lawful business
99.9% Limited Partner: CapLease, Inc.
CLF TW Milwaukee LLC	DE LLC	Caplease, LP	To own and operate real property located in Milwaukee, Wisconsin
CLF Wyomissing Business Trust	VA Business Trust	CapLease, Inc.	Shell entity and former owner of property located in Wyomissing, PA (Cott)
CLF FBI Albany LLC	DE LLC	Caplease, LP	To own and operate real estate in Albany, NY
CLF Fresno Business Trust	VA Business Trust	Caplease, LP	To own and operate real estate in Fresno, CA
CLF Grassmere Nashville LLC	DE LLC	Caplease, LP	To own and operate real estate in Nashville, TN

CLF Arlington LP	DE LP	CLF Arlington GP LLC: 1% general partner	To own and operate real estate in Arlington, TX
Caplease LP: 99% limited partner
CLF Arlington GP LLC	DE LLC	Caplease, LP	To Act as GP of CLF Arlington LP whose purpose is to own and operate real estate located in Arlington, TX

CLF JCI Florida LLC	DE LLC	Caplease, LP	To own and operate real estate in Largo, FL

CLF Simi Valley Business Trust	VA Business Trust	Caplease, LP	To own and operate real estate in Simi Valley, CA (Farmers property)
CLF Galena Simi Business Trust	VA Business Trust	Caplease, LP	Shell entity and former owner of real estate in Simi Valley, CA (McDonalds adjacent to Farmers property)

CLF Yolo County Business Trust	VA Business Trust	Caplease, LP	To own and operate real estate in Woodland, CA
CLF Fort Worth LP	DE LP	CLF Fort Worth GP LLC: 1% general partner	To own and operate real estate in Fort Worth, TX
Caplease LP: 99% limited partner
CLF Fort Worth GP LLC	DE LLC	Caplease, LP	To Act as GP of CLF Fort Worth LP whose purpose is to own and operate real estate located in Fort Worth, TX

Part I
Subsidiary Name	Type of Entity	Ownership	Purpose
CLF Holding Company, LLC	DE LLC	Caplease, LP	To act as sole member of CLF Real Estate LLC
CLF Real Estate LLC (formerly known as EntreCap Real Estate III LLC)	DE LLC	CLF Holding Company LLC	To initially own the Entrecap portfolio indirectly through other entities

Walters Connecticut Venture Trust	Trust	CLF Real Estate LLC	Shell entity and former owner of property located in Hartford, CT

PREFCO II GP LLC	DE LLC	CLF Real Estate LLC	To act as general partner of PREFCO II Limited Partnership
PREFCO II Limited Partnership	CT Limited Partnership	CLF Real Estate LLC (80% limited partner)	To own and operate property located in Johnston, Rhode Island
PREFCO II, GP LLC (20% general partner)
PREFCO Dix-Neuf LLC	CT LLC	CLF Real Estate LLC	To act as general partner of limited partnership that own the Kroger stores locations in KY, TN & GA
PREFCO Nineteen Limited Partnership	CT Limited Partnership	CLF Real Estate LLC (99% limited partner)	To own and operate all the Kroger store locations in KY, TN & GA
PREFCO Dix-Neuf LLC (1% general partner)
CLF Landmark Omaha LLC	DE LLC	Caplease, LP	To own and operate property in Omaha, Nebraska (Landmark)
CLF Dodge Omaha LLC	DE LLC	Caplease, LP	To own and operate property in Omaha, Nebraska (Dodge)
CLF Fort Wayne LLC	DE LLC	Caplease, LP	To own and operate real property located in Fort Wayne, Indiana (Nestle)
CLF Lathrop Business Trust	VA Business Trust	Caplease, LP	To own and operate real property located in Lathrop, California (Nestle)
CLF Breinigsville Holding Company LLC	DE LLC	CapLease, Inc.	To act as indirect holding company owning Nestle property in Breinigsville, PA

PREFCO Fifteen GP LLC	CT LLC	CLF Breinigsville Holding Company LLC	To act as 0.5% general partner of PREFCO Fifteen Holdings Limited Partnership

Part I
Subsidiary Name	Type of Entity	Ownership	Purpose
PREFCO Fifteen Holdings Limited Partnership	CT Limited Partnership	CLF Breinigsville Holding Company LLC (99.5% Limited partner)	To act as 99.5% beneficiary of CLF Breinigsville Business Trust (owner of Nestle property in PA)
PREFCO Fifteen GP LLC (0.5% general partner)
PREFCO Quinze LLC	CT LLC	CLF Breinigsville Holding Company LLC	To act as 0.5% beneficiary of CLF Breinigsville Business Trust (owner of Nestle property in PA)
CLF Breinigsville Business Trust	VA Business Trust	PREFCO Fifteen Holdings Limited Partnership (99.5% beneficiary); PREFCO Quinze LLC (0.5% beneficiary)	To own and operate real property located in Breinigsville, Pennsylvania (Nestle)
CapLease 2007-STL LLC	DE LLC	CapLease, Inc.	Issue KBC debt and hold related collateral
CLF Cane Run Member, LLC	DE LLC	Caplease, LP	To act as the sole member of CLF Cane Run Louisville LLC (owner of property in Louisville, KY).
CLF Cane Run Louisville LLC	DE LLC	CLF Cane Run Member, LLC	To own and operate real property located in Louisville, KY (Michelin)

CLF Cooper Franklin LLC	DE LLC	Caplease, LP	To own and operate real property located in Franklin, Indiana (Cooper Tire)
CLF 10777 Clay Road LLC	DE LLC	Caplease, LP	To own and operate real property located in Houston, Texas (AMEC)
CLF Elysian Fields LLC	DE LLC	Caplease, LP	To own and operate real property located in New Orleans, Louisiana (Lowe’s)
CLF Cheyenne Tulsa Member, LLC	DE LLC	Caplease, LP	To act as the sole member of CLF Cheyenne Tulsa, LLC (owner of property in Tulsa, OK).
CLF Cheyenne Tulsa, LLC	DE LLC	CLF Cheyenne Tulsa Member, LLC: 99%	To construct, then own and operate real property located in Tulsa, OK (Cimarex)
One Place, LLC: 1%
CLF Lakeside Richardson LLC	DE LLC	Caplease, LP	To own and operate real property located in Richardson, TX
CLF Sierra LLC	DE LLC	Caplease, LP	To own and operate real property located in Sierra Pines, TX
CLF Ashland LLC	DE LLC	Caplease, LP	To construct, then own and operate real property located in Ashland, VA (Vitamin Shoppe)

Part II

None

SCHEDULE 7.1(g) – INDEBTEDNESS AND GUARANTIES

Part I - Indebtedness
Type	Description of Collateral	Carrying Value of Debt as of June 30, 2012 (in thousands; sums may not foot due to rounding)

Mortgages on real estate investments	Abbott Laboratories, Waukegan, IL	$14,250.00
	Aetna Life Insurance Company, Fresno, CA	$16,043.00
	Allstate Insurance Company, Charlotte, NC	$19,302.00
	Allstate Insurance Company, Roanoke, VA	$20,550.00
	AMEC plc, Houston, TX	$16,429.00
	Aon Corporation, Glenview, IL	$58,415.00
	AT&T Services, Inc./MetroPCS Communications, Inc., Richardson, TX	$20,700.00
	Bunge North America, Inc., Fort Worth, TX	$6,262.00
	Cadbury Holdings Limited, Whippany, NJ	$32,208.00
	Cadbury Holdings Limited, Whippany, NJ	$1,481.00
	Capital One Financial Corporation, Plano, TX	$19,059.00
	Choice Hotels International, Inc., Silver Spring, MD	$25,963.00
	Cooper Tire & Rubber Company, Franklin, IN	$17,525.00
	County of Yolo, California, Woodland, CA	$10,332.00
	Crozer-Keystone Health System, Ridley Park, PA	$2,817.00
	CVS Corporation, Randolph, MA	$7,440.00
	Excelis, Inc. (formerly ITT Corporation), Herndon, VA	$39,406.00
	Excelis, Inc. (formerly ITT Corporation), Herndon, VA	$2,622.00
	Farmers Group, Inc., Simi Valley, CA	$25,620.00
	Farmers New World Life Insurance Company, Mercer Island, WA	$29,716.00
	General Motors Financial Company, Inc., Arlington, TX	$26,203.00
	Invesco Holding Co. Ltd., Denver, CO	$43,700.00
	Johnson Controls, Inc., Largo, FL	$16,200.00
	Koninklijke Ahold, N.V., Levittown, PA	$13,706.00
	Lowes Companies, Inc., Aliso Viejo, CA	$40,994.00
	Lowes Companies, Inc., New Orleans, LA	$9,100.00
	Lowes Companies, Inc., New Orleans, LA	$7,996.00
	Lowes Companies, Inc., New Orleans, LA	$471.00
	Nestle Holdings, Inc., Breinigsville, PA; Fort Wayne, IN; and Lathrop, CA	$106,000.00
	Omnicom Group, Inc., Irving, TX	$12,310.00
	Pearson Plc., Lawrence, KS	$15,512.00
	Tiffany & Co., Parsippany, NJ	$57,074.00

Part I - Indebtedness
Type	Description of Collateral	Carrying Value of Debt as of June 30, 2012 (in thousands; sums may not foot due to rounding)

	Time Warner Entertainment Company, L.P., Milwaukee, WI	$17,500.00
	Time Warner Entertainment Company, L.P., Milwaukee, WI	$2,196.00
	Time Warner Entertainment Company, L.P., Milwaukee, WI	$2,102.00
	TJX Companies, Inc., Philadelphia, PA	$68,488.00
	T-Mobile USA, Inc., Nashville, TN	$10,532.00
	United States Government (DEA), Birmingham, AL	$10,837.00
	United States Government (EPA), Kansas City, KS	$18,741.00
	United States Government (FBI), Albany, NY	$10,137.00
	United States Government (FBI), Birmingham, AL	$18,091.00
	United States Government (NIH), N. Bethesda, MD	$57,105.00
	United States Government (SSA), Austin, TX	$5,176.00
	United States Government (VA), Ponce, PR	$3,797.00
	Walgreen Co., Portsmouth, VA	$2,488.00
	Total	$962,597.00

Wells Fargo July 2010 Credit Agreement	Loans Held for Investment	$1,503.00
	Intercompany mortgage loans on CapLease properties	$8,754.00
	Commercial mortgage-backed securities	$1,072.00
Wells Fargo June 2012 Credit Agreement	Owned properties	$53,056.00
	Total	$64,385.00

Secured Term Loan	Loans Held for Investment	$16,756.00
	Intercompany mortgage loans on CapLease properties	$21,098.00
	Commercial mortgage-backed securities	$41,820.00
	Total	$79,674.00

Convertible Senior Notes	None	$34,843.00

Other Long-term debt (trust preferred securities)	None	$30,930.00

Part II - Total Liabilities (Excluding Indebtedness)

Type	Description of Collateral	Carrying Value of Liabilities as of June 30, 2012 (in thousands; sums may not foot due to rounding)

Accounts payable and other liabilities	Accounts payable and other liabilities	$5,000.00
	Accrued interest	$4,453.00
	Accrued expenses	$4,691.00
	Deferred rental income	$1,281.00
	Unearned rental income	$4,659.00
	Total	$20,084.00

Dividends and distributions payable	Dividends and distributions payable	$6,978.00

Total Liabilities (excluding Indebtedness)	Total	$27,062.00

SCHEDULE 7.1(h) – MATERIAL CONTRACTS

Credit Agreement by and among Caplease, LP, PREFCO Dix-Neuf LLC, PREFCO Nineteen Limited Partnership, CLF Cane Run Member, LLC, CLF Cane Run Louisville, LLC, CLF Landmark Omaha LLC, CLF Dodge Omaha LLC, KDC Busch Boulevard LLC and CLF 555 N Daniels Way LLC, as Borrowers, the financial institutions party thereto and their assignees under Section 13.6, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Bookrunner, dated as of June 29, 2012

SCHEDULE 7.1(i) – LITIGATION

None.

SCHEDULE 7.1(s) – AFFILIATE TRANSACTIONS

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of _______, 201__ (the “Agreement”) by and among _________________________ (the “Assignor”), _________________________ (the “Assignee”), CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership (the “Borrower”), and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Assignor is a Lender under that certain Credit Agreement dated as of October 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 14.6 thereof, the Administrative Agent, and the other parties thereto;

WHEREAS, the Assignor desires to assign to the Assignee all or a portion of the Assignor’s Commitment under the Credit Agreement, all on the terms and conditions set forth herein; and

WHEREAS, the [Borrower and the] Administrative Agent consent[s] to such assignment on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Assignment.

(a)           Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of ____________, 201__ (the “Assignment Date”) the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, a $__________ interest (such interest being the “Assigned Commitment”) in and to the Assignor’s Commitment, and all of the other rights and obligations of the Assignor under the Credit Agreement, such Assignor’s Note, and the other Loan Documents representing ______% in respect of the aggregate amount of all Lenders’ Commitments, including without limitation, a principal amount of outstanding Loans equal to $_________, all voting rights of the Assignor associated with the Assigned Commitment all rights to receive interest on such amount of Loans and all Fees with respect to the Assigned Commitment and other rights of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Commitment, all as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment equal to the amount of the Assigned Commitment.  The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor with respect to the Assigned Commitment as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Commitment equal to the Assigned Commitment, which obligations shall include, but shall not be limited to, the obligation of the Assignor to make Loans to the Borrower with respect to the Assigned Commitment and the obligation to indemnify the Administrative Agent as provided in the Credit Agreement (the foregoing obligations, together with all other similar obligations more particularly set forth in the Credit Agreement and the other Loan Documents, shall be referred to hereinafter, collectively, as the “Assigned Obligations”).  The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.

(b)           The assignment by the Assignor to the Assignee hereunder is without recourse to the Assignor.  The Assignee makes and confirms to the Administrative Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XII of the Credit Agreement.  Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4 below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for:  (i) the present or future solvency or financial condition of Borrower, any other Loan Party or any other Subsidiary, (ii) any representations, warranties, statements or information made or furnished by Borrower, any other Loan Party or any other Subsidiary in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any Loan Document or any other document or instrument executed in connection therewith, or the collectibility of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by Borrower or any other Loan Party of any obligation under the Credit Agreement or any other Loan Document or any document or instrument executed in connection therewith.  Further, the Assignee acknowledges that it has, independently and without reliance upon the Administrative Agent or any affiliate of subsidiary thereof, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender under the Credit Agreement.  The Assignee also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation.  The Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower, any other Loan Party or any other Subsidiary or to notify the undersigned of any Default or Event of Default except as expressly provided in the Credit Agreement.  The Assignee has not relied on the Administrative Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

Section 2.  Payment by Assignee.  In consideration of the assignment made pursuant to Section 1 of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, an amount equal to $_________ representing the aggregate principal amount outstanding of the Loans owing to the Assignor under the Credit Agreement and the other Loan Documents being assigned hereby.

Section 3.  Payments by Assignor.  The Assignor agrees to pay to the Administrative Agent on the Assignment Date the administrative fee payable under Section 14.6(b)(iv) of the Credit Agreement.

Section 4.  Representations and Warranties of Assignor.  The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement having a Commitment under the Credit Agreement immediately prior to the Assignment Date, equal to $____________ and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $____________; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.

Section 5.  Representations, Warranties and Agreements of Assignee.  The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement; (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; (d) agrees that it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender; and (e) is either (i) not organized under the laws of a jurisdiction outside the United States of America or (ii) has delivered to the Administrative Agent (with an additional copy for the Borrower) such items required under Section 3.10 of the Credit Agreement.

Section 6.  Recording and Acknowledgment by the Administrative Agent.  Following the execution of this Agreement, the Assignor will deliver to the Administrative Agent (a) a duly executed copy of this Agreement for acknowledgment and recording by the Administrative Agent and (b) the Assignor’s Note.  The Borrower agrees to exchange such Note[s] for [a] new Note[s] as provided in Section 14.6(b) of the Credit Agreement, provided that the original note shall be destroyed by the Administrative Agent and considered null and void.  From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.

Section 7.  Addresses.  The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth below:

_______________________________
_______________________________
Attention:  ______________________
Telephone No.:   _____________
Telecopy No.:    __________________

Section 8.  Payment Instructions.  All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the following instructions:

_______________________________
_______________________________
_______________________________
_______________________________

Section 9.  Effectiveness of Assignment.  This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Administrative Agent and if required by Section 14.6(b) of the Credit Agreement, the Borrower, and (b) the payment to the Assignor of the amounts owing by the Assignee pursuant to Section 2 hereof and (c) the payment to the Administrative Agent of the amounts owing by the Assignor pursuant to Section 3 hereof, and (d) written notice from Assignor to each of the Administrative Agent, Assignee, and the Borrower notifying each of the foregoing that of an effective date for such assignment (the “Assignment Effective Date”).  Upon acknowledgment of this Agreement by the Administrative Agent, from and after the Assignment Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights (except as otherwise provided in Section 14.11 of the Credit Agreement) and be released from its obligations under the Credit Agreement; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Commitment.

Section 10.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 11.  Counterparts.  This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 12.  Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 13.  Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor.

Section 14.  Entire Agreement.  This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.

Section 15.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 16.  Definitions.  Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

Section 17.  Time.  Time is of the essence with respect to each and every provision f this Agreement.

[Include this Section only if the Borrower’s consent is required under Section 14.6(c) of the Credit Agreement] Section 17.  Agreements of the Borrower.  Borrower hereby agrees that the Assignee shall be a Lender under the Credit Agreement having a Commitment equal to the Assigned Commitment.  Borrower agrees that the Assignee shall have all of the rights and remedies of a Lender under the Credit Agreement and the other Loan Documents as if the Assignee were an original Lender under and signatory to the Credit Agreement, including, but not limited to, the right of a Lender to receive payments of principal and interest with respect to the Assigned Obligations, if any, and to the Loans made by the Lenders after the date hereof and to receive the Fees payable to the Lenders as provided in the Credit Agreement.  Further, the Assignee shall be entitled to the benefit of the indemnification provisions from the Borrower in favor of the Lenders as provided in the Credit Agreement and the other Loan Documents.  Borrower further agrees, upon the execution and delivery of this Agreement, to execute in favor of the Assignee a Note in an initial amount equal to the Assigned Commitment.  Further, Borrower agrees that, upon the execution and delivery of this Agreement, the Borrower shall owe the Assigned Obligations to the Assignee as if the Assignee were the Lender originally making such Loans and entering into such other obligations.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

Payment Instructions

[Bank]
[Address]
ABA No. :
Account No.:
Account Name:
Reference:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Payment Instructions

[Bank]
[Address]
ABA No. :
Account No.:
Account Name:
Reference:

[Signatures continued on Following Page]

Agreed and Consented to as of the date first written above.

[Include signature of the Borrower only if required under Section 14.6(b) of the Credit Agreement]

BORROWER:

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

Accepted as of the date first written above.

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

Reference is made to the Credit Agreement dated as of October 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 14.6 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section [9.4(d)][4.2(b)][6.1(a)(ix)] of the Credit Agreement, the undersigned hereby certifies to the Lenders and the Administrative Agent that:

1.           Schedule 1 attached hereto accurately and completely sets forth the Borrowing Base Value for each Borrowing Base Property as of ___________, 201___.

3.           Schedule 2 attached hereto accurately and completely sets forth, in reasonable detail, the information required by the Administrative Agent and Lenders in determining the Borrowing Base as of ___________, 201__, the current outstanding Loans and the aggregate amount of the Commitments.

4.           As of the date hereof (a) no Default or Event of Default exists, and (b) the representations and warranties of Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent such representations or warranties specifically relate to an earlier date or such representations or warranties become untrue by reason of events or conditions otherwise permitted under the Credit Agreement or the other Loan Documents.

IN WITNESS WHEREOF, the undersigned has signed this Borrowing Base Certificate on and as of ___________, 201__.

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY dated as of October 12, 2012 executed and delivered by CAPLEASE, INC., a Maryland corporation and CAPLEASE, LP, a Delaware limited partnership (jointly and severally, “Guarantor”) in favor of KEYBANK NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of October 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership (“Borrower”), the financial institutions party thereto and their assignees under Section 14.6 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders, (the Administrative Agent and the Lenders, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, Guarantor owns or controls or is under common control with the Borrower;

WHEREAS, the Borrower, Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent and the Lenders through their collective efforts;

WHEREAS, Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent and the Lenders on the terms and conditions contained herein; and

WHEREAS, Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the other Guarantied Parties’ making, and continuing to make, such financial accommodations to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees as follows:

Section 1.  Guaranty.  Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender or the Administrative Agent under or in connection with the Credit Agreement and any other Loan Document to which the Borrower or such other Loan Party is a party, including without limitation, the repayment of all principal of the Loans and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender or the Administrative Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of Guarantor hereunder and (e) all other Obligations.

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of Guarantor for its own account.  Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of Borrower, any other Loan Party or any other Person; or (c) to make demand of Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.

Section 3.  Guaranty Absolute.  Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto.  The liability of Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not Guarantor consents thereto or has notice thereof):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(b)           any lack of validity or enforceability of the Credit Agreement or any of the other Loan Documents (the “Credit Documents”) or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;

(c)           any furnishing to the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;

(d)           any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of Borrower or any other Loan Party;

(e)           any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Guarantor, Borrower, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)            any act or failure to act by Borrower, any other Loan Party or any other Person which may adversely affect Guarantor’s subrogation rights, if any, against Borrower to recover payments made under this Guaranty;

(g)           any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;

(h)           any application of sums paid by Borrower, Guarantor or any other Person with respect to the liabilities of the Borrower to the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)            any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or

(j)            any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment in full).

Section 4.  Action with Respect to Guarantied Obligations.  The Guaranteed Parties may, at any time and from time to time, without the consent of, or notice to, Guarantor, and without discharging Guarantor from its obligations hereunder, take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Credit Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.

Section 5.  Representations and Warranties.  Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to Guarantor in the Credit Agreement and the other Credit Documents, as if the same were set forth herein in full.

Section 6.  Covenants.  Guarantor will comply with all covenants with which the Borrower are to cause Guarantor to comply under the terms of the Credit Agreement or any of the other Loan Documents.

Section 7.  Waiver.  Guarantor, to the fullest extent permitted by Applicable Law, hereby waives:  (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Notes or any of the other Loan Documents; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower or any principal of a Borrower or any defect in the formation of Borrower or any principal of a Borrower; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by a Borrower to Lenders or intended or understood by Lenders or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by Lenders, such as non-judicial foreclosure with respect to security for a guaranteed obligation, even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against any principal by the operation of law; (e) any defense based upon Lenders’ or Administrative Agent’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay all sums payable under the Notes or any of the other Loan Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Lenders’ election, in any proceedings instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Lenders may have against nay Borrower and any right to participate in, or benefit from, any security for the Notes or the other Loan documents now or hereafter held by Lenders; and (j) notice of acceptance hereof or any presentment, demand, protest or notice of any kind (except to the extent expressly required under the Credit Agreement or the other Loan Documents, as applicable), and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of Guarantor or which otherwise might operate to discharge Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate Loan.  If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guarantied Obligations.  If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including Borrower or a trustee in bankruptcy for Borrower), then and in such event Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10.  Subrogation.  Upon the making by Guarantor of any payment hereunder for the account of the Borrower, Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action Guarantor may have against Borrower arising by reason of any payment or performance by Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing.  Until the Guarantied Obligations have been repaid in full, Guarantor hereby forever waives to the fullest extent possible any and all claims Guarantor may have against any Loan Party arising out of any payment by Guarantor to the Administrative Agent and the Lenders of any of the obligations pursuant to this Guaranty, including, but not limited to, all such claims of Guarantor arising out of any right of subrogation, indemnity, reimbursement, contribution, exoneration, payment or any other claim, cause of action, right or remedy against Borrower, whether such claim arising at law, in equity, or out of any written or oral agreement between or among Guarantor, Borrower or otherwise.  The waivers set forth above are intended by Guarantor, the Administrative Agent and the Lenders to be for the benefit of each Loan Party, and such waivers shall be enforceable by such Loan Party or the assets of such Loan Party, which action arises out of any payment by Guarantor to the Administrative Agent or Lenders upon any of these obligations.  The waivers set forth herein may not be revoked by Guarantor without the prior written consent of the Administrative Agent and each Loan Party.

Section 11.  Payments Free and Clear.  All sums payable by Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including any Taxes), and if Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Credit Documents or Applicable Law and not by way of limitation of any such rights, Guarantor hereby authorizes each Guarantied Party and their respective affiliates and each Participant, at any time while an Event of Default exists, without any prior notice to Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an affiliate of any of a Lender, or a Participant subject to receipt of the prior written consent of the Administrative Agent and Requisite Lenders, exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, or such Participant or any affiliate of the Administrative Agent or such Lender to or for the credit or the account of the Borrower against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.  Guarantor agrees, to the fullest extent permitted by Applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of Guarantor in the amount of such participation.

Section 13.  Subordination.  Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of the Borrower to Guarantor of whatever description, including without limitation, all intercompany receivables of Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations.  If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Guarantied Parties) to be avoidable or unenforceable against Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Applicable Laws under which the possible avoidance or unenforceability of the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)           GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR, THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

(b)           GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY.  GUARANTOR AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS.  GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO GUARANTOR AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  SHOULD A GUARANTOR FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, GUARANTOR SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Credit Agreement, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall constitute prima facie evidence of the outstanding amount of such Guaranties Obligations and the amounts paid and payable with respect thereto and the other matters set forth therein.  The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect with respect to Guarantor until indefeasible payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement in accordance with its terms.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to Guarantor shall be deemed to include Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Guarantied Parties may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, Guarantor and without releasing, discharging or modifying Guarantor’s obligations hereunder.  Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Assignee or Participant (or any prospective Assignee or Participant) of any financial or other information regarding the Borrower or Guarantor.  No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.

Section 22.  Reserved.

Section 23.  Amendments.  This Guaranty may not be amended except in writing signed by the Administrative Agent and Guarantor, subject to Section 14.7 of the Credit Agreement.

Section 24.  Payments.  All payments to be made by Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 2:00 p.m. Eastern time, on the date one Business Day after demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its address for notices provided for in the Credit Agreement, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  Neither the Administrative Agent nor any other Guarantied Party, nor any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any other Guarantied Party, shall have any liability with respect to, and Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Credit Documents, the Fee Letter, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents.  Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any other Guarantied Party or any of the Administrative Agent’s or any other Guarantied Party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Credit Documents, the Fee Letter, or any of the transactions contemplated by thereby.

Section 29.  Electronic Delivery of Certain Information.  Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5 of the Credit Agreement.

Section 30.  Time.  Time is of the essence with respect to each and every provision of this Guaranty.

Section 31.  Definitions.  (a) For the purposes of this Guaranty:

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of Guarantor;  (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to Guarantor; (iv) Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) Guarantor makes a general assignment for the benefit of creditors; (vii) Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by Guarantor for the purpose of effecting any of the foregoing.

(b)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

CAPLEASE, INC., a Maryland corporation By: Name: Title:

CAPLEASE, LP, a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

Address for Notices for Guarantor: 1065 Avenue of the Americas New York, NY 10018 Attention: General Counsel Telecopy Number: (212) 217-6301 Telephone Number: (212) 217-6300

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

____________, 201__

KeyBank National Association
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attn:  Gregory W. Lane

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 14.6 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Continuation of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is ____________, 201__.

2.
The aggregate principal amount of the Loans subject to the requested Continuation is $________________________ and the portion of such principal amount subject to such Continuation is $__________________________.

3.	The current Interest Period of the Loans subject to such Continuation ends on ________________, 201__.

4.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

one month
two month
three months

[Continued on next page]

D-1

Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONVERSION

____________, 201__

KeyBank National Association
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attn:  Gregory W. Lane

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is ______________, 201__.

2.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

Base Rate Loan
LIBOR Loan

3.	The aggregate principal amount of the Loans subject to the requested Conversion is $_____________________ and the portion of such principal amount subject to such Conversion is $___________________.

4.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

Base Rate Loan
LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

           one month
           two months
           three months

E-1

Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, no Default or Event of Default exists or will exist.

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF TERM NOTE

$10,000,000.00	_________, 2012

FOR VALUE RECEIVED, the undersigned, CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership, (the “Borrower”) hereby unconditionally promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the “Lender”), in care of KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), to KEYBANK NATIONAL ASSOCIATION, 225 Franklin Street,18th Floor,  Boston, Massachusetts  02110, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00), or such lesser amount as may be the then outstanding and unpaid balance of all Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.

This Note is one of the “Notes” referred to in the Credit Agreement dated as of October 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 14.6 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof.  Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement.  The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Loans upon the occurrence of certain specified events.

Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

Time is of the essence for this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

F-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note under seal as of the date written above.

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

F-2

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of October 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 14.6 thereof (the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

Pursuant to Section 9.3 of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.           (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Guarantor, Borrower and their respective Subsidiaries as of, and during the relevant accounting period ending on, _______________, 201__ and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].

2.           Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish compliance with Section 10.1 of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

3.           (a) No Default or Event of Default exists, and (b) the representations and warranties of the Guarantor and Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent such representations or warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Agreement or the other Loan Documents.

G-1

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of ___________, 2012.

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

G-2

EXHIBIT H

ACCOUNT CONTROL AGREEMENT

October 12, 2012

Caplease Debt Funding, LP
c/o Caplease, Inc.
1065 Avenue of the Americas
New York, New York 10018
Attention:      Paul C. Hughes

KeyBank National Association, as Administrative Agent
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attn:  Gregory W. Lane

Re:
Collection Account Established by the Borrower (defined below) at KeyBank National Association (in such capacity, the “Bank”) pursuant to that certain Credit Agreement (together with all exhibits, schedules and annexes thereto), dated as of October 12, 2012 (as amended, modified, waived, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”), by and among Caplease Debt Funding, LP, a Delaware limited partnership (together with its successors and permitted assigns, the “Borrower”), as a borrower, CapLease, Inc., a Maryland corporation (together with its successors and permitted assigns, “Caplease Inc.”), as a guarantor, Caplease, LP, a Delaware limited partnership (together with its successors and permitted assigns, “Caplease” and, together with Caplease Inc., the “Guarantor”), as a guarantor, the several banks and other financial institutions as are, or may from time to time become parties thereto (each, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”), as lenders, and KeyBank National Association, a national banking association (together with its successors and assigns, “KeyBank”), as administrative agent for the Lenders thereunder (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The Borrower has entered into a Credit Agreement pursuant to which the Lenders have financed Borrowing Base Assets secured by, among other things, the payments made by certain Obligors on account of Borrowing Base Assets pledged to the Administrative Agent as agent for the Lenders under the Credit Agreement (the “Pledged Mortgage Assets”).  As a requirement of such transactions, all such payments are required to be forwarded to the Collection Account identified below within two (2) Business Days of receipt.  The Borrower has established a collection account, Account No. 359681342606, for the account of the Administrative Agent as agent for the Lenders, with the Bank, ABA # 041001039 (the “Collection Account”) that the Bank maintains in the name of the Borrower and in trust for the Administrative Agent as agent for the Lenders.  The Borrower has granted to the Administrative Agent as agent for the Lenders a security interest in the Collection Account and all payments deposited in the Collection Account with respect to the Borrowing Base Assets pledged to the Administrative Agent as agent for the Lenders under the Credit Agreement.

In the event the Bank receives notice from the Administrative Agent that an Event of Default has occurred and is continuing under the Credit Documents (a “Notice of Event of Default”), the Bank shall in no event (a) transfer funds from the Collection Account to the Borrower or any other Person other than pursuant to the Administrative Agent’s direction, (b) act on the instruction of the Borrower or any Person other than the Administrative Agent or (c) cause or permit withdrawals from the Collection Account in any manner not approved by the Administrative Agent in writing.

Signature Page to Account Control Agreement

The Bank (in such capacity) hereby waives any right that the Bank may now or hereafter have to a security interest, bank’s or other possessory Liens, rights to offset or other claims against the funds in the Collection Account.

In addition, the Bank acknowledges that (a) the Borrower has granted to the Administrative Agent as agent for the Lenders a security interest in all of the Borrower’s right, title and interest in and to the Collection Account and any funds from time to time on deposit in the Collection Account and (b) that such funds are received by the Bank in trust for the benefit of the Administrative Agent on behalf of the Lenders and, except as provided below, are for application against the Obligations described in the Credit Agreement.  The Borrower, the Administrative Agent and the Bank agree that, notwithstanding anything to the contrary in any document or agreement to which any of the Borrower, the Administrative Agent and the Bank is a party, the Bank will (and the Bank hereby agrees to) comply with the Administrative Agent’s instructions regarding the disposition of funds in the Collection Account in accordance with the Administrative Agent’s instructions, without further consent of the Borrower until the Bank receives notice from the Administrative Agent that the Administrative Agent has released its Lien on the Collection Account and all funds deposited therein.

Funds in the Collection Account may be invested by the Bank at the direction of the Administrative Agent in Cash Equivalents.

Until the Lien of the Administrative Agent is terminated and released, the Borrower shall have no rights in, no rights of withdrawal from and no rights to give notices or instructions regarding the disposition of funds in, the Collection Account (regardless of whether an Event of Default has occurred).

This Account Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Bank’s jurisdiction for purposes of the Uniform Commercial Code as in effect in the State of New York shall be deemed to be New York.

All bank statements in respect to the Collection Account shall be sent to the Administrative Agent at:

KeyBank National Association
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attention:                   Gregory W. Lane
Telecopier:                  (617) 385-6293
Confirmation No.:       (617) 385-6212

Signature Page to Account Control Agreement

with copies to the Borrower at:

Caplease Debt Funding, LP
c/o CapLease, Inc.
1065 Avenue of the Americas
New York, NY 10018
Attention:                 Paul C. Hughes
Confirmation No.:    (212) 217-6300
Facsimile No.:           (212) 217-6301

Kindly acknowledge your agreement with the terms of this Account Control Agreement by signing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION, as the Bank

By:
Name:
Title:

[SIGNATURES TO FOLLOW]

Signature Page to Account Control Agreement

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

[SIGNATURES TO FOLLOW]

Signature Page to Account Control Agreement

KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent

By:
Name:
Title:

Signature Page to Account Control Agreement

EXHIBIT I

OMNIBUS ASSIGNMENT

THIS OMNIBUS ASSIGNMENT (this “Assignment”), is made as of the ____ day of __________, 2012 by and between CAPLEASE, DEBT FUNDING, LP, a Delaware limited partnership, having an address at 1065 Avenue of the Americas, 19th Floor, New York, New York 10018 (“Assignor”) and ______________________________________________, having an address at _____________________________________________________ (“Assignee”);

KNOW ALL MEN BY THESE PRESENTS, that in consideration of the sum of TEN DOLLARS ($10.00) lawful money of the United States and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Assignment.  Assignor has granted, bargained, sold, assigned, transferred and set over, without recourse or warranty in any respect, and by these presents does grant, bargain, sell, assign, transfer and set over unto Assignee without recourse or warranty in any respect, all of Assignor’s right, title and interest in and to the investments in those promissory notes more particularly described on  Schedule I attached hereto and made a part hereof (collectively, the “Mortgage Loan Assets”) and all of Assignor’s right, title and interest in, to and under all documents evidencing such Mortgage Loan Assets, including, without limitation, loan documents, pooling and servicing agreements, note purchase agreements, intercreditor agreements, mortgage loan purchase and sale agreements and all documents executed and/or delivered in connection with such Mortgage Loan Assets, including, without limitation, all of Assignor’s right, title and interest in any collateral, certificates of deposit, letters of credit, performance bonds, demands, causes of action, all related title insurance policies, surveys, plans and specifications, insurance policies and certificates, bank accounts, operating accounts, reserve accounts, escrow accounts and other accounts, permits, licenses, opinions, appraisals, environmental reports, financial statements of any borrower or guarantor under any loan documents and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Mortgage Loan Assets, all rights and benefits of Assignor related to the Mortgage Loan Assets and such other documents, including without limitation, rights to condemnation awards and insurance proceeds, and all claims and choses in action related to the Mortgage Loan Assets and such documents and all general intangibles and good will associated therewith, and all of Assignor’s rights, title and interests in, to and under such claims and choses in action; except for such of the foregoing items which have previously been assigned by Assignor to Assignee pursuant to a separate document (collectively, the "Collateral Documents").

2.           Assumption.  Assignee hereby accepts the sale, assignment, transfer and conveyance of the Mortgage Loan Assets and the Collateral Documents, and hereby agrees to keep, perform and be bound by all of the terms, covenants and conditions contained in the Collateral Documents from and after the date of this Assignment.

3.           Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of all the respective parties hereto.

IN WITNESS WHEREOF, Assignor and Assignee have caused these presents to be duly executed as of the day and year first above written.

ASSIGNOR:	CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership
By: CLF OP General Partner, LLC, a Delaware limited liability company, its general partner
By: CapLease, Inc., a Maryland corporation, its sole member By:_____________________________ Name: Title:
ASSIGNEE:	_____________________________________

By:_____________________________ Name: Title:

SCHEDULE I

I.           ASSET TYPE - BONDS

A.           SENIOR SECURED NOTES

Asset ID	Description of Asset
8070 - Koninklijke Ahold, N.V. (Bensalem, PA)
SBG Associates, L.P. 7.24% Senior Secured Note Due 2020 in the original principal amount of $3,477,000, Note No.  PPN 78393@AA7, to Pan-American Life Insurance Company, endorsed to Caplease, LP, further endorsed to Caplease Debt Funding, LP.

II.           ASSET TYPE - LOANS

A.           B NOTES

Asset ID	Description of Asset
8080eMORT	Loan in the original principal amount of $2,137,276.54 from Caplease Debt Funding, LP (as successor to Caplease, LP) to CLF FBI Birmingham LLC. (FBI, Birmingham, AL)
8071MORT
Loan in the original principal amount of $3,850,000.00 from Caplease Debt Funding, LP (as successor to LaSalle Bank National Association and Caplease, LP)  to CLF Aliso Viejo Business Trust.
(Lowes Companies, Inc., Aliso Viejo, CA)

8080dMORT	Loan in the original principal amount of $1,357,532.76 from Caplease Debt Funding, LP (as successor to Caplease, LP) to CLF DEA Birmingham LLC. (DEA, Birmingham, AL)
8086MORT	Loan in the original principal amount of $4,584,620.67 from Caplease Debt Funding, LP (as successor to Caplease, LP) to CLF Sylvan Way LLC. (Tiffany & Co., Parsippany, NJ)
8088	Loan in the original amount of $1,743,053.10 from Caplease Debt Funding, LP (as successor to LaSalle Bank National Association and Caplease, LP) to CLF New Falls Business Trust. (Ahold, Levittown, PA)
8098MORT
Loan in the original principal amount of $1,599,121.27 from Caplease Debt Funding, LP (as successor to LaSalle Bank National Association and Caplease, LP) to CLF Greenway Drive Lawrence LLC and CLF Noria Road Lawrence LLC.   (Pearson Plc., Lawrence, KS)

8111B
Loan in the original principal amount of $5,437,786.00 from Caplease Debt Funding, LP (as successor to LaSalle Bank National Association) to CLF Simi CLF Valley Business Trust.  (Farmers, Simi Valley, CA)

Schedule I

8043MORT	Loan in the original principal amount of $9,995,908.20 from Caplease Debt Funding, LP (as successor to Caplease, LP) to CLF 1000 Milwaukee Avenue LLC. (AON, Glenview, IL)
8077MORT	Loan in the original principal amount of $2,895,607.50 from Caplease Debt Funding, LP (as successor to Caplease, LP) to CLF Tollway Plano LP. (Tollway, Plano, TX)

Schedule A-2

EXHIBIT L

SECURITIES ACCOUNT CONTROL AGREEMENT

October 12, 2012

Caplease Debt Funding, LP
c/o Caplease, Inc.
1065 Avenue of the Americas
New York, New York 10018
Attention:       Paul C. Hughes

KeyBank National Association, as Administrative Agent
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attn:  Gregory W. Lane

Re:
Securities Account Established by the Borrower (defined below) at KeyBank National Association (in such capacity, the “Bank”) pursuant to that certain Credit Agreement (together with all exhibits, schedules and annexes thereto), dated as of October 12, 2012 (as amended, modified, waived, supplemented, extended, restated or replaced from time to time, the “Credit Agreement”), by and among Caplease Debt Funding, LP, a Delaware limited partnership (together with its successors and permitted assigns, the “Borrower”), as a borrower, CapLease, Inc., a Maryland corporation (together with its successors and permitted assigns, “Caplease Inc.”), as a guarantor, Caplease, LP, a Delaware limited partnership (together with its successors and permitted assigns, “Caplease” and, together with Caplease Inc., the “Guarantor”), as a guarantor, the several banks and other financial institutions as are, or may from time to time become parties thereto (each, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”), as lenders, and KeyBank National Association, a national banking association (together with its successors and assigns, “KeyBank”), as administrative agent for the Lenders thereunder (in such capacity, the “Administrative Agent”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Ladies and Gentlemen:

The Borrower has entered into a Credit Agreement pursuant to which the Lenders have financed Borrowing Base Assets secured by, among other things, the payments made by certain Obligors on account of Borrowing Base Assets pledged to the Administrative Agent as agent for the Lenders under the Credit Agreement (the “Pledged Mortgage Assets”).  As a requirement of such transactions, all Pledged Mortgage Assets comprising securities are required to be held in the Securities Account identified below.  The Borrower has established a securities account, Account No. 359681342614, for the account of the Administrative Agent as agent for the Lenders, with the Bank (the “Securities Account”) that the Bank maintains in the name of the Borrower and in trust for the Administrative Agent as agent for the Lenders.  The Borrower has granted to the Administrative Agent as agent for the Lenders a security interest in the Securities Account and all securities, cash, deposits, investment property and securities’ entitlements deposited in the Securities Account with respect to the Borrowing Base Assets pledged to the Administrative Agent as agent for the Lenders under the Credit Agreement.

In the event the Bank receives notice from the Administrative Agent that an Event of Default has occurred and is continuing under the Credit Documents (a “Notice of Event of Default”), the Bank shall in no event (a) transfer assets or funds from the Securities Account to the Borrower or any other Person other than pursuant to the Administrative Agent’s direction, (b) act on the instruction of the Borrower or any Person other than the Administrative Agent or (c) cause or permit withdrawals or transfers from the Securities Account in any manner not approved by the Administrative Agent in writing.

The Bank (in such capacity) hereby waives any right that the Bank may now or hereafter have to a security interest, bank’s or other possessory liens, rights to offset or other claims against the funds in the Securities Account.

In addition, the Bank acknowledges that (a) the Borrower has granted to the Administrative Agent as agent for the Lenders a security interest in all of the Borrower’s right, title and interest in and to the Securities Account and any securities, security entitlements, investment property, cash or other funds from time to time on deposit in the Securities Account and (b) that such securities, security entitlements, cash or other funds are received by the Bank in trust for the benefit of the Administrative Agent on behalf of the Lenders and, except as provided below, are for application against the Obligations described in the Credit Agreement.  The Borrower, the Administrative Agent and the Bank agree that, notwithstanding anything to the contrary in any document or agreement to which the Borrower, the Administrative Agent and the Bank is a party, the Bank will (and the Bank hereby agrees to) comply with the Administrative Agent’s instructions regarding the disposition of the securities, securities entitlements, investment property, cash or other funds in the Securities Account (including, without limitations, all “entitlement orders”) in accordance with the Administrative Agent’s instructions (including, without limitations, “entitlement orders”), without further consent of the Borrower until the Bank receives notice from the Administrative Agent that the Administrative Agent has released its Lien on the Securities Account and all property deposited therein.  The Bank agrees that each item of property (regardless of form) credited to the Securities Account shall be treated as a “financial asset” within the meaning of Section 8–102(a)(9) of the Uniform Commercial Code as in effect in the State of New York (the “UCC”).

Until the Lien of the Administrative Agent is terminated and released, the Borrower shall have no rights in, no rights of withdrawal from and no rights to give notices or instructions regarding the disposition of funds in, the Securities Account (regardless of whether an Event of Default has occurred).

Funds in the Securities Account may be invested by the Bank at the direction of the Administrative Agent in Cash Equivalents.

This Securities Account Control Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Bank’s jurisdiction for UCC purposes shall be deemed to be New York.

All statements in respect to the Securities Account shall be sent to the Administrative Agent at:

KeyBank National Association
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attention:                Gregory W. Lane
Telecopier:               (617) 385-6293
Confirmation No.:   (617) 385-6212

with copies to the Borrower at:

Caplease Debt Funding, LP
c/o CapLease, Inc.
1065 Avenue of the Americas
New York, NY 10018
Attention:                  Paul C. Hughes
Confirmation No.:     (212) 217-6300
Facsimile No.:            (212) 217-6301

Kindly acknowledge your agreement with the terms of this Securities Account Control Agreement by signing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours,

KEYBANK NATIONAL ASSOCIATION, as the Bank

By:
Name:
Title:

[SIGNATURES TO FOLLOW]

Signature Page to Securities Account Control Agreement

CAPLEASE DEBT FUNDING, LP,
a Delaware limited partnership

By:	CLF OP GENERAL PARTNER LLC,
its General Partner

	By:	CapLease, Inc., the sole member
of CLF OP GENERAL PARTNER LLC

By:
Name:
Title:

[SIGNATURES TO FOLLOW]

Signature Page to Securities Account Control Agreement

KEYBANK NATIONAL ASSOCIATION, as the Administrative Agent

By:
Name:
Title:

Signature Page to Securities Account Control Agreement

EXHIBIT M

FORM OF IRREVOCABLE INSTRUCTIONS

CAPLEASE DEBT FUNDING, LP
1065 Avenue of the Americas, 19th Floor
New York, New York 10018

September __, 2012

VIA UPS OVERNIGHT MAIL

Ms. Judith L. Foley
U.S. Bank Corporate Trust Services
EP-MN-WS3C
60 Livingston Avenue
St. Paul, MN  55107-2292

Re:	Koninklijke Ahold, N.V.

Collateral Trustee Agreement dated June 10, 1999 (the “Trustee Agreement”) among Caplease Debt Funding, LP (“Debt Funding”) (as ultimate successor to Pan-American Life Insurance Company), the Canada Life Assurance Company and Phoenix Home Life Mutual Insurance Company (collectively, the “Note Holders” and individually, the “Note Holder”) and US Bank, as successor in interest to First Bank Milwaukee, N.A. (the “Collateral Trustee”).

Ladies and Gentlemen:

Please be advised that Debt Funding, as successor by assignment from Caplease, LP, is the Note Holder of that certain 7.24% Senior Secured Note, Due 2020, PPN 78393@AA7, Note No. R-1, dated June 25, 1999 in the original principal amount of $3,477,000 (the “Note”).

As collateral for a loan made by KeyBank National Association, as administrative agent (together with its successors and assigns, “Administrative Agent”), to Debt Funding (the “Debt Funding Loan”), Debt Funding has pledged and collaterally assigned to Administrative Agent all of Debt Funding’s right, title and interest in and to the Note, the Trustee Agreement, and all other documents executed in connection therewith (collectively, the “Other Loan Documents”).

In light of the pledge and collateral assignment of the Note and the Other Loan Documents by Debt Funding to Administrative Agent, Debt Funding hereby irrevocably directs Collateral Trustee as follows:

From and after the date hereof, all payments due and owing to the holder of the Note or under the Trustee Agreement and the Other Loan Documents are to be made directly to Administrative Agent in the following manner:

by wire transfer to:

KeyBank
ABA #
Account #
Name:
Ref loan  #

or to such other account as shall be designated by Administrative Agent in writing.

In the event that Administrative Agent notifies you in writing of the occurrence of a default in respect of the Debt Funding Loan, Debt Funding and Administrative Agent hereby instruct you to honor any and all requests or demands from Administrative Agent regarding the rights of the holder of the Note and the Other Loan Documents, including, without limitation, requests or demands regarding the payment of debt service due and payable in respect of the Note or the exercise of any rights or remedies of the holder of the Note under the Other Loan Documents.  In furtherance of the foregoing, Debt Funding hereby irrevocably authorizes and directs you to honor requests or demands from Administrative Agent in accordance with the foregoing upon such notice and demand, without the necessity of any inquiry respecting the legitimacy of Administrative Agent’s demand.  Debt Funding hereby irrevocably releases you of and from any liability to Debt Funding for all payments so made and all requests or demands so honored, and Debt Funding hereby further agrees to defend, indemnify and hold you harmless from and against any and all claims, demands, losses or liabilities asserted by, through or under Debt Funding for any and all payments so made and for any and all requests or demands so honored.

Please be further advised that from and after the date hereof, copies of all notices in connection with the Note should be sent to the Administrative Agent, at the address indicated below:

KeyBank National Association
225 Franklin Street, 18th Floor
Boston Massachusetts  02110
Attn:  Gregory W. Lane
Telecopier:  (617) 385-6293
Telephone:  (617) 385-6212

Administrative Agent is hereby made a third-party beneficiary of the terms and provisions of this letter, and the signatories hereto hereby agree that no changes or amendments hereto shall be made without the prior written consent of Administrative Agent in its sole and absolute discretion.

Kindly acknowledge receipt of this letter by signing the enclosed copy and returning the counter-signed letter to Helene S. Jaron, Esq., Cozen O’Connor, 1900 Market Street, Philadelphia, Pennsylvania 19103.

[Remainder of page intentionally left blank; signature page to follow]

Very truly yours,

CAPLEASE DEBT FUNDING, LP, a Delaware limited partnership

By:	CLF OP General Partner, LLC, a Delaware limited liability company, its general partner

By:	CapLease, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

Acknowledged and Agreed to by:

U.S. Bank Corporate Trust Services, in its capacity as
Collateral Trustee

By:
Name:
Title: